Exhibit 10.7

Execution Version

BANK OF AMERICA, N.A.	DEUTSCHE BANK AG	JPMORGAN CHASE
BOFA SECURITIES, INC.	NEW YORK BRANCH	BANK, N.A.
One Bryant Park	DEUTSCHE BANK SECURITIES INC.	383 Madison Avenue
New York, New York 10036	60 Wall Street	New York, NY 10179
New York, New York 10005

ING CAPITAL LLC
1133 Avenue of the Americas
New York, New York 10036

CONFIDENTIAL

March 24, 2020

WillScot Corporation

901 S. Bond Street, Suite 600

Baltimore, MD 21231-3357

Attention: Timothy Boswell

Project CrossFit
Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (together with its designated affiliates, “Bank of America”), BofA Securities, Inc. (together with its designated affiliates, “BofA Securities”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), JPMorgan Chase Bank, N.A. (together with its designated affiliates, “JPMCB”) and ING Capital LLC (together with its designated affiliates, “ING” and, together with Bank of America, BofA Securities, DBNY, DBSI and JPMCB, “we” and “us” or the “Commitment Parties”) that WillScot Corporation, a Delaware corporation (“WS” or “you”), intends to acquire all of the outstanding equity interests (the “Acquisition”) of a company previously identified to us by you and referred to as “Monet” (the “Company”), and to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). The Acquisition will be effected through a merger of a direct U.S. subsidiary (“Merger Sub”) of WS with and into the Company, with the Company being the surviving corporation of the merger and, upon consummation of the merger, a direct, wholly-owned subsidiary of WS and, immediately following the merger, through a series of contributions, an indirect subsidiary of WS and a direct subsidiary of WS’s indirect operating subsidiary, Williams Scotsman, Inc. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “ABL Facility Term Sheet”; this amended and restated commitment letter, the Transaction Description, the ABL Facility Term Sheet and the Summary of Conditions attached hereto as Exhibit C, collectively, the “Amended and Restated Commitment Letter”). For purposes of this Amended and Restated Commitment Letter, “JPMCB” shall mean JPMorgan Chase Bank, N.A. and/or any of its affiliates as JPMCB shall determine to be appropriate to provide the services contemplated herein.

This Amended and Restated Commitment Letter amends and restates in its entirety that certain Commitment Letter executed by Bank of America, BofA Securities, DBNY, JPMCP and you (the “Original

Commitment Letter”), dated March 1, 2020 (the “Original Execution Date”). The Original Commitment Letter is automatically superseded as of the date hereof without the need for any further notice.

1.              Commitments.

In connection with the Transactions, (A) Bank of America is pleased to advise you of its commitment to provide (on a several but not joint basis) 30.5556% of the aggregate principal amount of the ABL Facility, (B) DBNY is pleased to advise you of its commitment to provide (on a several but not joint basis) 30.5556% of the aggregate principal amount of the ABL Facility, (C) JPMCB is pleased to advise you of its commitment to provide (on a several but not joint basis) 30.5556% of the aggregate principal amount of the ABL Facility and (D) ING is pleased to advise you of its commitment to provide (on a several but not joint basis) 8.3333% of the aggregate principal amount of the ABL Facility in each case, subject only to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein) (each initial lender of the ABL Facility, an “Initial Lender”; and collectively the “Initial Lenders”).

2.              Titles and Roles.

It is agreed that (i) BofA Securities, DBSI, JPMCB and ING will act as joint lead arrangers and joint bookrunners for the ABL Facility (together with any other lead arrangers and bookrunners appointed pursuant to the Designation Right, the “ABL Lead Arrangers” and each an “ABL Lead Arranger”) and (ii) Bank of America will act as administrative agent and collateral agent (in such capacity, the “ABL Administrative Agent”) for the ABL Facility. It is further agreed that in any Information Materials (as defined below) and all other offering or marketing materials in respect of the ABL Facility, BofA Securities shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the ABL Facility unless you and we shall so agree, provided that you have the right (the “Designation Right”) at any time, on or prior to the date which is twenty business days after the Original Execution Date, to appoint additional joint lead arrangers and/or joint bookrunners (the “Additional Arrangers”) for the ABL Facility, and award such Additional Arrangers additional agent, co-agent, manager or co-manager titles (the “Additional Agents” and, together with the Additional Arrangers, the “Additional Commitment Parties”), with such Additional Commitment Parties being allocated commitments for the ABL Facility to be determined by you, but not to exceed in the aggregate 26.6667% of the aggregate commitments in respect of the ABL Facility and that are equal to the proportion of the economics allocated to such Additional Commitment Parties (or their affiliates) (it being understood that no Additional Arranger shall have greater economics than each of BofA Securities, DBSI and JMPCB, individually, and, to the extent you appoint an Additional Arranger or confer other titles in respect of the ABL Facility, the economics allocated to, and the commitment amounts of, the initial ABL Lead Arrangers party hereto (other than ING) as of the date hereof in respect of the ABL Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Arranger (or its affiliate), in each case, upon the execution by such Additional Arranger of customary joinder documentation (which may be in the form of an amendment and restatement of the Amended and Restated Commitment Letter) and, thereafter, each such Additional Arranger shall constitute a “Commitment Party”, and/or a “ABL Lead Arranger”, as applicable, hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder and under the Amended and Restated Fee Letter).

3.              Syndication.

The ABL Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments for the ABL Facility hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the ABL Lead Arrangers in consultation with you and reasonably acceptable to the ABL Lead Arrangers and you (your consent not to be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing, the ABL Lead Arrangers will not syndicate or otherwise assign any of their respective commitments to:

(i)            those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you (or your affiliates) to us on or prior to the date hereof,

(ii)           those persons who are competitors of WS or the Company and their respective subsidiaries that are separately identified in writing by you (or your affiliates) to us or, after the Closing Date, to the ABL Administrative Agent from time to time (which shall not apply to retroactively disqualify any person who previously acquired in a manner permitted hereunder and under the ABL Facility, and continues to hold, any loans or commitments in respect of the ABL Facility), and

(iii)          in the case of each of clauses (i) and (ii), any of their affiliates (excluding, in the case of clause (ii), bona fide debt fund affiliates predominantly engaged in the business of debt investing and for which no personnel involved with the relevant competitor (A) make investment decisions or (B)         have access to non-public information relating to WS or the Company or any person that forms part of WS’ or the Company’s business (including their respective subsidiaries)) that are either (a) identified in writing by you (or your affiliates) from time to time (which shall not apply to retroactively disqualify any person who previously acquired in a manner permitted hereunder and under the ABL Facility, and continues to hold, any loans or commitments in respect of the ABL Facility) or (b) reasonably identifiable on the basis of such affiliate’s name

(clauses (i), (ii) and (iii) above, collectively “ABL Disqualified Lenders” or “Disqualified Lenders” ) and no ABL Disqualified Lender may become a Lender with respect to any loans or commitments under the ABL Facility.

Notwithstanding the ABL Lead Arrangers’ right to syndicate the ABL Facility and receive commitments with respect thereto (but subject to your Designation Right),

(i)            except as provided in Section 2 in respect of Additional Arrangers, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the ABL Facility on the date of both the consummation of the Acquisition and the date of the initial funding under the ABL Facility (the date of such consummation and initial funding of the ABL Facility, the “Closing Date”)) in connection with any syndication, assignment or participation of the ABL Facility, including its commitments in respect thereof, until after the initial funding of the ABL Facility on the Closing Date has occurred,

(ii)           except as provided in Section 2 in respect of Additional Arrangers, no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the ABL Facility until the initial funding of the ABL Facility, and

(iii)          unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the ABL

Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the ABL Facility and in no event shall the commencement or successful completion of syndication of the ABL Facility constitute a condition to the availability or funding of the ABL Facility on the Closing Date or thereafter. The ABL Lead Arrangers may commence syndication efforts promptly after the Original Execution Date and as part of their syndication efforts, it is their intent to have Lenders commit to the ABL Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (x) the date upon which a Successful Syndication (as defined in the Amended and Restated Fee Letter) is achieved and (y) the day that is 45 days following the Closing Date (the “Syndication Date”), you agree to assist the ABL Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall be limited to:

(a)           your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, to the extent practical and appropriate and in all instances as expressly provided pursuant to the terms of the Acquisition Agreement, the Company’s and its subsidiaries’ existing lending and investment banking relationships,

(b)           direct contact between appropriate members of senior management, certain relevant non-legal representatives and certain relevant non-legal advisors of you and the proposed Lenders (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances as expressly provided pursuant to the terms of the Acquisition Agreement, such contact between appropriate members of senior management and certain relevant non-legal representatives and certain relevant non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand) in all such cases at locations and times mutually agreed upon,

(c)           your assistance (including, to the extent practical and appropriate and in all instances as expressly provided pursuant to the terms of the Acquisition Agreement, the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials and other customary marketing materials to be used in connection with the syndication of the ABL Facility, all of which shall be in a form and substance consistent with Information Materials and marketing materials used in recent transactions by you or your affiliates,

(d)           the hosting, with the ABL Lead Arrangers, of one meeting (or, if reasonably acceptable to you, one or more telephone, video or other electronic conferences) with prospective Lenders at a reasonable time and location to be mutually agreed upon (and your using commercially reasonable efforts, to the extent practical and appropriate and in all instances as expressly provided pursuant to the terms of the Acquisition Agreement, to cause the appropriate senior officers of the Company to be available for such meetings),

(e)           at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of Holdings, you or any of your or its subsidiaries being offered, placed or arranged (other than (x) the ABL Facility, (y) those certain Notes to be issued by the Administrative Borrower or one of its subsidiaries and marketed by the Managers (as defined in the referenced Amended and Restated Engagement Letter) on a best efforts basis subject to the terms of that certain Amended and Restated Engagement Letter (the “Amended and Restated

Engagement Letter”) dated as of the date hereof among you and such Managers (the “Notes”), and (z) any indebtedness of you or your subsidiaries that is permitted to be incurred, issued or remain outstanding on or prior to the Closing Date under the Acquisition Agreement, including but not limited to the Existing WS Notes (as defined below) or any tender offer or consent solicitation with respect thereto) without the consent of the ABL Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the ABL Facility or the placement of the Notes (it being understood and agreed that your and your subsidiaries’ deferred purchase price obligations and ordinary course capital lease, purchase money and equipment financings will be deemed to not materially impair the primary syndication of the ABL Facility or the placement of the Notes),

(f)            at any time prior to the Syndication Date, using your commercially reasonable efforts, to the extent practical and appropriate and in all instances only as expressly provided pursuant to the terms of the Acquisition Agreement, to ensure that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its subsidiaries being offered, placed or arranged (other than (x) the ABL Facility, (y) the Notes and (z) any Indebtedness of the Company and its subsidiaries permitted to be incurred, issued or remain outstanding on or prior to the Closing Date under the Acquisition Agreement, including but not limited to the Existing Company Notes (as defined below) or any tender offer or consent solicitation with respect thereto) without the consent of the ABL Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the ABL Facility or the placement of the Notes (it being understood and agreed that the Company and its subsidiaries’ deferred purchase price obligations and ordinary course capital lease, purchase money and equipment financings, in each case, will be deemed to not materially impair the primary syndication of the ABL Facility or the placement of the Notes), and

(g)           to the extent practical and appropriate and, in the case of the Company and its subsidiaries, as expressly provided pursuant to the terms of the Acquisition Agreement, using commercially reasonable efforts to (I) deliver the field examination and equipment appraisal prepared pursuant to the terms of the Existing WS Credit Agreement and the Existing Company Credit Agreement (each, as defined in Exhibit A) with respect to the assets of WS, the Company and your and its subsidiaries to be included in the Borrowing Base (as defined in Exhibit B) (and the ABL Lead Arrangers hereby acknowledge that they have received (w) a completed equipment appraisal with respect to WS dated January 16, 2020, (x) a completed equipment appraisal with respect to the Company and its subsidiaries dated January 22, 2020 and (y) a completed field exam with respect to WS dated January 15, 2020 and (z) a completed field exam with respect to the Company completed September 16, 2019 (collectively, the “Existing Appraisals and Field Exams”), which satisfies the foregoing field examination and equipment appraisal provision to the extent that the Closing Date occurs on or prior to July 31, 2020) and (II) provide to the ABL Administrative Agent, to the extent available after the Original Execution Date, any field exams and appraisals delivered to the applicable lenders pursuant to the terms of the Existing WS Credit Agreement, and the Existing Company Credit Agreement after the Original Execution Date (such new appraisals and field examinations delivered pursuant to the Existing WS Credit Agreement, the “New WS Appraisals and Field Exams” and such new appraisals and field examinations delivered pursuant to the Existing Company Credit Agreement, the “New Company Appraisals and Field Exams” and each a “New Appraisal and Field Exam” and collectively, the “New Appraisals and Field Exams”).

Notwithstanding anything to the contrary contained in this Amended and Restated Commitment Letter or the Amended and Restated Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary,

(i)            your obligations to assist in syndication efforts as provided herein (including compliance with any of the provisions set forth in clauses (a) through (g) above),

(ii)           the syndication of, or receipt of commitments in respect of, the ABL Facility, and

(iii)          the commencement or successful completion of the syndication of the ABL Facility, in each case, shall not constitute a condition to the commitments hereunder or the funding of the ABL Facility on the Closing Date or thereafter.

The ABL Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the ABL Facility, including decisions as to the selection of institutions acceptable to you (your consent not to be unreasonably conditioned, withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to (i) your consent rights set forth in this Section 3 and excluding Disqualified Lenders and (ii) your rights to appoint Additional Commitment Parties as set forth under Section 2 of this Amended and Restated Commitment Letter), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the ABL Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances as expressly provided pursuant to the terms of the Acquisition Agreement, to cause the Company to provide) to the ABL Lead Arrangers all customary information that is reasonably available to you with respect to you, the Borrowers, the Company and your and their respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph, the historical financial information required to be provided in accordance with paragraph 9 of Exhibit C hereto and customary financial estimates, forecasts and other projections (such projections, the “Projections”), as the ABL Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the ABL Facility. For the avoidance of doubt, you will not be required to provide any information (including pursuant to any other terms of this Amended and Restated Commitment Letter) to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall, if permitted to do so, provide notice to the ABL Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that none of the foregoing shall be construed to limit any of the Borrowers’ representations and warranties set forth in this Amended and Restated Commitment Letter or the ABL Facility Documentation. Your obligations under this Amended and Restated Commitment Letter to use commercially reasonable efforts to cause the Company or its management to take (or to refrain from taking) any action is subject to the terms of the Acquisition Agreement and will not require you, under any circumstances, to take any action that is not practical, appropriate or reasonable in light of the circumstances or is in contravention of the terms of the Acquisition Agreement, including terminating the Acquisition Agreement. Notwithstanding anything herein to the contrary (x) the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the ABL Facility shall be those required to be delivered pursuant to paragraphs 8 and 9 of Exhibit C and (y) the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the ABL Facility on the Closing Date or thereafter.

You hereby acknowledge that (a) the ABL Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing materials and presentations, including confidential information memoranda customary for transactions of this type to be used in connection with the syndication of the ABL Facility (collectively, the “Information Memoranda”) (such Information, Projections, other customary marketing material and the Information Memoranda, collectively, with the ABL Facility Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that wish to receive only information that (i) is publicly available or (ii) is not material non-public information (“MNPI”) with respect to you, the Company and your or its respective subsidiaries or your or their respective securities for purposes of United States, Canadian and U.K. federal, state or provincial securities laws) (collectively, the “Public Sider Information”; and each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). In arranging and syndicating the ABL Facility, each of the Commitment Parties shall be entitled to use and rely upon the information contained in the Information Materials without responsibility for independent verification thereof and does not assume responsibility for the accuracy or completeness of the Information Materials.

At the reasonable request of the ABL Lead Arrangers, you agree to assist (and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances as expressly provided pursuant to the terms of the Acquisition Agreement, to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the ABL Facility that consists exclusively of information that is Public Sider Information with respect to you, the Company and your or its respective subsidiaries and your or their respective securities for the purposes of United States, Canadian and U.K. federal, state or provincial securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials includes only Public Sider Information and does not include MNPI (other than Information about the ABL Facility and the Transactions) and contain a customary “10b-5” representation consistent with the representations set forth in Section 4 hereof but which, for the avoidance of doubt, shall not contain any knowledge qualifier or supplementation provisions. The Information Memoranda described above will contain customary language exculpating you, the Company and your and their respective affiliates and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related marketing materials by the recipients thereof (provided that such exculpation of you, the Company and your and their respective affiliates shall not impact the Commitment Parties’ right to indemnification hereunder). Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any information other than Public Sider Information (subject to the confidentiality and other provisions of this Amended and Restated Commitment Letter) (it being understood that you shall not be obligated to mark any information as “PUBLIC”). We will not make any Information Materials not marked “PUBLIC” available to Public Siders except as contemplated in the succeeding paragraph.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Amended and Restated Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders, unless you advise the ABL Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials contain information that is not Public Sider Information (provided that such materials have been provided to you and your counsel for review within a reasonable period of time prior thereto): (a) administrative materials prepared by the ABL

Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the ABL Facility’s terms and conditions, (c) drafts and final versions of the ABL Facility Documentation and (d) publicly filed financial statements of you, the Company or your or their respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing contains information that is not Public Sider Information, then Public Siders will not receive such materials without your consent.

4.              Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Company and its subsidiaries and its and their respective businesses, to your knowledge):

(a)           all written information and written data (such information and data, other than (i) third party reports (but not the Information upon which such memos or reports are based on to the extent otherwise made available to the Commitment Parties), (ii) the Projections, (iii) forward looking information and (iv) information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), and

(b)           the Projections and other forward looking information contained in the Information Memoranda have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are (i) subject to significant uncertainties and contingencies, many of which are beyond your or the Company’s control, that no assurance can be given that any such Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) not a guarantee of performance.

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (to your knowledge insofar as it applies to the Information and Projections and other forward looking information relating to the Company and its subsidiaries and its and their respective businesses) if the Information and the Projections and other forward looking information contained in the Information Memoranda were being furnished, and such representations were being made, at such time, then you will (or prior to the Closing Date, with respect to the Information and such Projections and other forward looking information relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections and other forward looking information such that (with respect to Information and Projections and other forward looking information relating to the Company and its subsidiaries and its and their respective businesses, to your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood, in each case, that such supplementation shall cure any breach of such representations and warranties. In conducting the transactions hereunder, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memoranda without responsibility for independent verification thereof. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the commitments and obligations of the Initial Lenders hereunder or the funding of the ABL Facility on the Closing Date or thereafter.

5.              Fees.

As consideration for (i) the commitments of the Initial Lenders hereunder and (ii) the agreements of the ABL Lead Arrangers and the Initial Lenders to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the ABL Facility Term Sheet and in the Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the ABL Facility (the “Amended and Restated Fee Letter”), which amends and restates the fee letter dated as of the Original Execution Date (the “Original Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or expressly set forth herein or therein.

6.              Conditions.

The commitments of the Initial Lenders hereunder to fund the ABL Facility on the Closing Date and the agreements of the ABL Lead Arrangers to perform the services described herein are subject solely to the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the ABL Administrative Agent and the Initial Lenders shall execute and deliver the ABL Facility Documentation and the initial funding of the ABL Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter and the ABL Facility Documentation.

Notwithstanding anything in this Amended and Restated Commitment Letter (including each of the exhibits attached hereto), the Amended and Restated Fee Letter, the ABL Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary,

(i)            the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the ABL Facility on the Closing Date shall be (A) such of the representations made by, or with respect to, the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement or to decline to consummate the Acquisition (in accordance with the terms of the Acquisition Agreement) (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made in the ABL Facility Documentation, and

(ii)           the terms of the ABL Facility Documentation and any closing deliverables shall be subject to the ABL Facility Documentation Principles and be in a form such that they do not impair the availability or funding of the ABL Facility on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto are satisfied (or waived by the Initial Lenders) it being understood that, to the extent any security interest in any Collateral (as defined in the ABL Facility Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than (1) the pledge and perfection of the security interest in the certificated equity interests of the Administrative Borrower (to the extent required by Exhibits B and C) and (2) other assets pursuant to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or Personal Property Security Act or other applicable law) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the ABL Facility on the Closing Date, but instead shall be required to be delivered or perfected after the Closing Date pursuant to arrangements and timing of at least 90 days (or such longer period as may be mutually agreed by the Administrative Borrower and the ABL Administrative Agent; provided that any certificated equity interests of the Administrative Borrower required to be delivered pursuant hereto and not delivered on the Closing Date shall be required to be delivered within five business days after the Closing Date or such longer period as may be mutually agreed by the Administrative Borrower and the ABL Administrative Agent) to be mutually agreed by the ABL Administrative Agent (acting reasonably and without any requirement for consent of the applicable Lenders) and the Administrative Borrower (acting reasonably).

For purposes hereof, “Specified Representations” means the representations and warranties of or made by Holdings, the Borrowers and the other Guarantors to be set forth in the ABL Facility Documentation, as applicable, relating to organizational status of Holdings, the Borrowers and the other Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each case related to the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the ABL Facility Documentation; no conflict with the organizational documents of Holdings, the Borrowers and other Guarantors and, to the extent outstanding, the Existing WS Notes; solvency (to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 7 of Exhibit C hereto) as of the Closing Date (after giving effect to the Transactions) of the Borrowers and their subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; the Patriot Act; the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); the use of proceeds of the Loans not violating OFAC, economic sanctions imposed by the Government of Canada, the FCPA, the Corruption of Foreign Public Officials Act (Canada) or other similar laws; and subject to the parenthetical in the immediately preceding sentence and limitations set forth in the ABL Facility Term Sheet, creation, validity and perfection of security interests in the Collateral (subject in all respects to customary permitted liens and the foregoing provisions of this Section). This Section 6, and the provisions herein, shall be referred to as the “Certain Funds Provisions”. Notwithstanding anything to the contrary contained herein, if any of the Specified Representations and/or Specified Acquisition Agreement Representations are qualified or subject to “material adverse effect”, the definition of “Company Material Adverse Effect” in the Acquisition Agreement shall apply for the purposes of any such representation and warranty made, or to be made, on or as of the Closing Date.

7.              Indemnity.

To induce the Commitment Parties to enter into this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter and to proceed with the documentation of the ABL Facility, you agree:

(a)           to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives involved in the Transactions and the successors of each of the foregoing, it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates in their capacity as financial advisors to you or the Company or any of your or its affiliates in connection with the Acquisition or any other potential acquisition of the Company (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented, invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Amended and Restated Commitment Letter (including the ABL Facility Term Sheet), the Amended and Restated Fee Letter, the Transactions or any related transaction contemplated hereby, the ABL Facility, or any use of the proceeds thereof (including, without limitation, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating thereto (each, a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by or against you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented, invoiced out-of-pocket legal fees and expenses (in each case, excluding the allocated costs of in-house counsel) of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each material jurisdiction (which may include a single special counsel acting in multiple jurisdictions), but no other third party advisors without your prior written consent and, solely in the case of an actual or potential conflict of interest where the Indemnified Person similarly affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one firm of counsel for such affected Indemnified Person and, if necessary, of a single firm of local counsel in each material jurisdiction (which may include a single special counsel acting in multiple jurisdictions), but no other third party advisors without your prior written consent; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from:

(i)            the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such Indemnified Person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision),

(ii)           a material breach of the obligations under this Amended and Restated Commitment Letter of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such Indemnified Person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), or

(iii)          any Proceeding (other than a Proceeding against the ABL Administrative Agent or an ABL Lead Arranger acting pursuant to this Amended and Restated Commitment Letter of the ABL Facility documentation in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing, in each case, solely to the extent such affiliates, officers, directors, employees, agents, advisors, other representatives and successors are acting for or on behalf of the ABL Administrative Agent or an ABL Lead Arranger in its capacity as such, but subject to clauses (i) and (ii) above) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates, and

(b)           subject to the proviso at the end of this sentence, if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented, invoiced out-of-pocket expenses (including, but not limited to, out-of-pocket expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably conditioned, withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Commitment Parties identified in the ABL Facility Term Sheet and, if necessary, of a single firm of local counsel to the Commitment Parties in each material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions)), in each case incurred in connection with the ABL Facility and the preparation, negotiation and enforcement of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter, the ABL Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).

You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the ABL Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Amended and Restated Commitment Letter,

(i)            none of us, you (or any of your affiliates), the Company (or any of its affiliates) or any Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any of such person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that (x) nothing in this clause (i) shall impact the Commitment Parties’ right to indemnification hereunder and (y) the foregoing shall not limit your responsibility for the contents of such information and other materials, including to the extent of any representations and warranties with respect thereto contained herein or in the ABL Facility Documentation; and

(ii)           none of us, you (or any of your affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter, the Transactions (including the ABL Facility and the use of proceeds thereunder), or with respect to any activities related to the ABL Facility, including the preparation of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter and the ABL Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably conditioned, withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably conditioned, withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such Indemnified Person for any Losses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

8.              Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company or your or its affiliates or subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you, the Company or your or its affiliates or subsidiaries by virtue of the transactions contemplated by this Amended and Restated Commitment Letter or their other relationships with you, the Company and your or its affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Amended and Restated Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties and their affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Amended and Restated Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Amended and Restated Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any interests to you or your affiliates. You agree that the Commitment Parties will act under this Amended and Restated Commitment Letter as independent contractors and that nothing in this Amended and Restated Commitment Letter or the Amended and Restated Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and its respective equity holders or your and its respective affiliates. You acknowledge and agree that:

(i)            the transactions contemplated by this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter are arm’s length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other,

(ii)           in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as an agent, advisor or fiduciary of you, the Company, your and its management, equity holders, creditors, affiliates or any other person,

(iii)          the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter, and

(iv)          the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and any transactions related thereto and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

You acknowledge that certain Commitment Parties or their respective affiliates are the administrative agent and/or a lender under the Existing Company Credit Agreement (in such capacity, the “Existing Company Agent and Lenders”). You acknowledge and agree for yourself and your subsidiaries that the Existing Company Agent and Lenders (a) will be acting for its own account as principal in connection with the Existing Company Credit Agreement, (b) will be under no obligation or duty as a result of the Commitment Parties’ roles in connection with the transactions contemplated by this Amended and Restated Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that the Existing Company Agent and Lenders may be entitled to take or exercise in respect of the Existing Company Credit Agreement and (c) may manage its exposure to the existing facilities without regard to the Commitment Parties’ roles hereunder. You further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the Existing Company Agent and Lenders acting as administrative agent and lender under the Existing Company Credit Agreement on the one hand and, on the other hand, the Commitment Parties and their affiliates’ relationships with you as described and referred to herein.

You acknowledge that certain Commitment Parties or their respective affiliates are the administrative agent and/or a lender under the Existing WS Credit Agreement (in such capacity, the “Existing WS Agent and Lenders”). You acknowledge and agree for yourself and your subsidiaries that the Existing WS Agent and Lenders (a) will be acting for its own account as principal in connection with the Existing WS Credit Agreement, (b) will be under no obligation or duty as a result of the Commitment Parties’ roles in connection with the transactions contemplated by this Amended and Restated Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that the Existing WS Agent and Lenders may be entitled to take or exercise in respect of the Existing WS Credit Agreement and (c) may manage its exposure to the existing facilities without regard to the Commitment Parties’ roles hereunder. You further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the Existing WS Agent and Lenders acting as administrative agent and lender under the Existing WS Credit Agreement on the one hand and, on the other hand, the Commitment Parties and their affiliates’ relationships with you as described and referred to herein.

As you know, BofA Securities, DBSI and JPMCB (and/or, in each case, one or more affiliates thereof) has been retained by you (or one of your affiliates) as financial advisor (in such capacities, the “Buy-Side Financial Advisors”) in connection with the Transactions. You acknowledge such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisors, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of the Buy-Side Financial Advisors and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of the Buy-Side Financial Advisors or its affiliates.

9.              Confidentiality.

You agree that you will not disclose, directly or indirectly, the Amended and Restated Fee Letter or the contents thereof or this Amended and Restated Commitment Letter, the ABL Facility Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except:

(a)           to your officers, directors, employees, affiliates, controlling persons, members, partners, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis,

(b)           if the Commitment Parties consent in writing (such consent not to be unreasonably conditioned, withheld or delayed) to such proposed disclosure, or

(c)           pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure), including to the extent required by the Securities and Exchange Commission or other governmental authority in connection with any public filing relating to the Transactions;

provided that:

(i)            you may disclose the Amended and Restated Commitment Letter and the Amended and Restated Fee Letter and the contents thereof to the Company and its officers, directors, employees, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis,

(ii)           you may disclose this Amended and Restated Commitment Letter and its contents, including the ABL Facility Term Sheet and other exhibits and attachments hereto (but not the Amended and Restated Fee Letter or the contents thereof), in any syndication or other marketing materials in connection with the ABL Facility (including the Information Materials) or in connection with any public or regulatory filing requirements relating to the Transactions,

(iii)          you may disclose the ABL Facility Term Sheet and the other exhibits and annexes to this Amended and Restated Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments,

(iv)          you may disclose the aggregate fee amount contained in the Amended and Restated Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the ABL Facility, the Notes or in any public or regulatory filing relating to the Transactions or any offering or private placement of the Notes (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation),

(v)           you may disclose the Amended and Restated Commitment Letter and the Amended and Restated Fee Letter in connection with defending any of your rights or with respect to any remedy or enforcement of any right under this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter,

(vi)          you may disclose the ABL Facility Term Sheet (but not the other portions of the Amended and Restated Commitment Letter or the Amended and Restated Fee Letter) to any rating agency in connection with the Transactions or in connection with your, the Company’s or your or its respective subsidiaries’ credit ratings, in each case, on a confidential basis,

(vii)         you may disclose the Amended and Restated Commitment Letter and the Amended and Restated Fee Letter on a confidential basis to persons performing customary accounting functions, including accounting for deferred financing costs,

(viii)        you may disclose this Amended and Restated Commitment Letter (but not the Amended and Restated Fee Letter) in connection with any customary Rule 144A/Regulation S offering memorandum for primary or secondary offerings of the debt securities related to the Notes,

(ix)          you may disclose this Amended and Restated Commitment Letter and the contents hereof (but not the Amended and Restated Fee Letter or the contents thereof) to the extent that the Amended and Restated Commitment Letter becomes publicly available other than as a result of a breach of this Amended and Restated Commitment Letter by you, the Company or your or its respective affiliates, and

(x)           you may disclose this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter and the contents of each thereof (including the ABL Facility Term Sheet and other exhibits and attachments hereto) to any potential Additional Commitment Party to the extent in contemplation of appointing such person pursuant to your Designation Right and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, in each case, on a confidential and need-to-know basis.

The confidentiality provisions set forth in this paragraph shall survive the termination of this Amended and Restated Commitment Letter and expire and shall be of no further effect (other than with respect to the Amended and Restated Fee Letter) following the second anniversary of the Original Execution Date.

The Commitment Parties and their affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Amended and Restated Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information:

(a)           pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure),

(b)           upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure),

(c)           to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, the Company or any of your or its respective subsidiaries or affiliates or related parties,

(d)           to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or its respective affiliates or related parties,

(e)           to the extent that such information was already in our possession prior to the Original Execution Date, or is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Amended and Restated Commitment Letter,

(f)            to the Commitment Parties’ affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party responsible for such person’s compliance with this paragraph),

(g)           for the purposes of establishing a “due diligence” defense, or

(h)           to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrowers or any of their subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that:

(i)            the disclosure of any such information to any Lenders, participants, assignees, hedge providers or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender, participant, assignee, hedge provider or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information, and

(ii)           no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender.

In the event that the ABL Facility becomes effective, the Commitment Parties’ (and their affiliates’, if any) obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the ABL Facility Documentation upon the effectiveness thereof to the extent such provisions are covered thereby and binding on such Commitment Party (or affiliate thereof). Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Amended and Restated Commitment Letter and expire and shall be of no further effect after the second anniversary of the Original Execution Date.

10.       Miscellaneous.

This Amended and Restated Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (subject to your Designation Right and other than any assignment subject to the limitations set forth in Section 3 above, by an Initial Lender to any Lender) without the prior written consent of each other party hereto (such consent not to be unreasonably conditioned, withheld or delayed) (and any attempted assignment without such consent shall be null and void); provided that you may assign this Amended and Restated Commitment Letter to the Administrative Borrower.

This Amended and Restated Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).

Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

Except as set forth in Section 2 hereof in respect of your Designation Right, this Amended and Restated Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.

This Amended and Restated Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amended and Restated Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

This Amended and Restated Commitment Letter (including the exhibits hereto), together with the Original Commitment Letter, the Amended and Restated Fee Letter dated the date hereof and the Original Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the ABL Facility and (ii) this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter dated as of the date hereof supersede all prior understandings, whether written or oral, among us with respect to the ABL Facility and sets forth the entire understanding of the parties hereto with respect thereto.

THIS AMENDED AND RESTATED COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS AMENDED AND RESTATED COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that:

(a)           the interpretation of the definition of Company Material Adverse Effect (as defined in Exhibit C hereto) (and whether or not a Company Material Adverse Effect (as defined in Exhibit C hereto) has occurred),

(b)           the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in accordance with the terms of the Acquisition Agreement), and

(c)           the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Any ABL Lead Arranger may, subject to your consent (which consent will not be unreasonably conditioned, withheld or delayed), place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrowers and the amount, type and closing date of the Transactions, all at the expense of such ABL Lead Arranger.

Each of the parties hereto agrees that (i) this Amended and Restated Commitment Letter is a binding and enforceable agreement, at law and in equity, with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the ABL Facility Documentation in a manner consistent with this Amended and Restated Commitment Letter and an agreement by us to provide and fund the ABL Facility on the terms and subject to the conditions precedent set forth in this Amended and Restated Commitment Letter it being acknowledged and agreed that the commitment provided hereunder is subject only to the conditions precedent as expressly provided herein, and (ii) the Amended and Restated Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein; provided that nothing in this Amended and Restated Commitment Letter obliges you or any of your affiliates to consummate the Acquisition or to draw all or any portion of, or enter into, the ABL Facility.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AMENDED AND RESTATED COMMITMENT LETTER OR THE AMENDED AND RESTATED FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally:

(a)           submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court,

(b)           waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court,

(c)           waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and

(d)           agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”)), 31 C.F.R § 1010.230 (the “Beneficial Ownership Regulation”) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other applicable Canadian policies, regulations, laws or rules, collectively, including any guidelines or order thereunder (collectively, the “Canadian AML Legislation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act, the Beneficial Ownership Regulation and the Canadian AML Legislation. This notice is given in accordance with the requirements of the PATRIOT Act, the Beneficial Ownership Regulation and the Canadian AML Legislation and is effective for each of us and the Lenders.

The survival, indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Amended and Restated Fee Letter and the provisions of Section 8 of this Amended and Restated Commitment Letter shall remain in full force and effect regardless of whether the ABL Facility

Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Amended and Restated Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Amended and Restated Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 of this Amended and Restated Commitment Letter and the second sentence of Section 4 of this Amended and Restated Commitment Letter, and other than your obligations with respect to the confidentiality of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the ABL Facility Documentation, upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Amended and Restated Commitment Letter and the Initial Lenders’ commitments with respect to the ABL Facility hereunder in their entirety at any time subject to the provisions of the preceding sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce the Initial Lenders’ commitments with respect to the ABL Facility (on a pro rata basis amongst the Initial Lenders in the ABL Facility); provided, fixed dollar thresholds in respect of triggers based on Specified Excess Availability or Excess Availability shall be automatically reduced accordingly.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Amended and Restated Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Amended and Restated Commitment Letter and of the Amended and Restated Fee Letter by returning to the ABL Lead Arrangers executed counterparts hereof and of the Amended and Restated Fee Letter not later than 11:59 p.m., New York City time, on March 24, 2020. The offer of the Initial Lenders and the ABL Lead Arrangers to provide the commitments and services hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. Upon execution and delivery of this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter by you at or prior to such time, we agree to hold our commitments to provide the ABL Facility and our other undertakings in connection therewith available for you until the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition, (ii) the consummation of the Acquisition without the funding of the ABL Facility and (iii) the later of (x) 11:59 p.m., New York City time, on December 1, 2020 and (y) if the End Date (as defined in the Acquisition Agreement as of the Original Execution Date) is extended for an additional three months pursuant to Section 10.1(b)(i) of the Acquisition Agreement as in effect on the Original Execution Date, March 1, 2021. Upon the occurrence of any of the events referred to in the preceding sentence, the commitments to provide the ABL Facility and our other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing (including by email).

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ John C. McMenamin
Name:	John C. McMenamin
Title:	Director

BOFA SECURITIES, INC.

By:	/s/ John C. McMenamin
Name:	John C. McMenamin
Title:	Director

[Signature Page to Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Stephen R. Lapidus
Name: Stephen R. Lapidus
Title: Director

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Stephen R. Lapidus
Name: Stephen R. Lapidus
Title: Director

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Managing Director

[Signature Page to Commitment Letter]

JPMORGAN CHASE BANK, N.A.,

By:	/s/ Hai Nguyen
Name: Hai Nguyen
Title: Authorized Officer

[Signature Page to Commitment Letter]

ING CAPITAL LLC,

By:
Name:
Title:

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

WILLSCOT CORPORATION

By:	/s/ Bradley Soultz
Name: Bradley Soultz
Title Chief Executive Officer

[Signature Page to Commitment Letter]

EXHIBIT A

Project CrossFit
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Amended and Restated Commitment Letter to which this Exhibit A is attached (the “Amended and Restated Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

WillScot Corporation, a Delaware corporation (“WS”), intends to form a direct or indirect wholly owned U.S. subsidiary (“Merger Sub”) to be merged (the “Acquisition”) with and into a company previously identified to the ABL Lead Arrangers and referred to as “Monet” (the “Company”). It is intended that the Acquisition be consummated pursuant to that certain Agreement and Plan of Merger dated as of the Original Execution Date (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”) by and among WS, Merger Sub and the Company. Pursuant to the Acquisition Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation of the merger, and upon consummation of the merger, a wholly-owned direct subsidiary of WS and, immediately following the merger, through a series of contributions, an indirect subsidiary of WS and a direct subsidiary of WS’s indirect operating subsidiary, Williams Scotsman, Inc.

In connection with the Acquisition, the equity holders of the Company will receive common stock of WS as merger consideration (the “Merger Consideration”) in accordance with the terms of the Acquisition Agreement.

In connection with the foregoing, it is intended that:

a)                                     the Borrowers will obtain the $2,400.0 million asset based revolving credit facility described in Exhibit B to the Amended and Restated Commitment Letter (the “ABL Facility”);

b)                                     in connection with the Acquisition,

(i)                                     the indebtedness of WS and its subsidiaries under that certain ABL Credit Agreement, dated as of November 29, 2017 (as amended, restated, amended and restated or otherwise modified from time to time, the “Existing WS Credit Agreement”), among, inter alios, WS, the joint lead arrangers and joint bookrunners party thereto and Bank of America, N.A., as administrative agent,

(ii)                                  the indebtedness of the Company and its subsidiaries under that certain Second Amended and Restated ABL Credit Agreement, dated as of March 22, 2019 (as amended, restated, amended and restated or otherwise modified from time to time, the “Existing Company Credit Agreement”), among, inter alios, the Company, the joint lead arrangers and joint bookrunners party thereto and Deutsche Bank AG New York Branch, as administrative agent, and

(iii)                               the senior notes of the Company and its subsidiaries under that certain Indenture, dated as of May 9, 2016, among, inter alios, the Company and Deutsche Bank Trust Company Americas as trustee, paying agent, registrar and transfer agent (“Existing Company Notes”), will, in each case, be repaid or redeemed (with any applicable premium) or otherwise satisfied and discharged in full (including with cash necessary to redeem the

A-1

Existing Company Notes being deposited with the trustee of such Existing Company Notes (it being understood and agreed that the depositing with the applicable trustee of cash necessary to redeem the Existing Company Notes shall be satisfactory for such purposes, whether such deposit is made pursuant to Section 3.5 of the Indenture, Section 11.1 of the Indenture, or otherwise)), and any related liens and guarantees will be terminated (the “Debt Repayment”); and

c)                                      the proceeds of the ABL Facility to be funded on the Closing Date and cash on hand at the Company and its subsidiaries on the Closing Date will be applied to (i) effect the Debt Repayment and (ii) pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) and (ii) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project CrossFit

$2,400.0 Million ABL Facility
Summary of Principal Terms and Conditions(1)

Borrowers:

Williams Scotsman International, Inc., a Delaware corporation (the “Administrative Borrower” or “WSI”), Williams Scotsman, Inc., a Maryland corporation, Willscot Equipment II, LLC, a Delaware limited liability company, and the Company and its domestic wholly-owned subsidiaries that are borrowers under the Existing Company Credit Agreement will be the borrowers under the U.S. ABL Facility described below, together with any additional wholly owned U.S. subsidiary of WSI that becomes a borrower under the U.S. ABL Facility after the Closing Date on terms and conditions consistent with the ABL Facility Documentation Principles (including the delivery of information required pursuant to applicable “know your customer” and anti-money laundering rules and regulations) (collectively, the “U.S. Borrowers”).

Mobile Mini UK Limited, a private limited company incorporated in England and Wales, Ravenstock MSG Limited, a private limited company incorporated in England and Wales, and any other wholly-owned U.K. subsidiary of the Company that is a borrower under the Existing Company Credit Agreement will be borrowers under the U.K. ABL Facility described below, together with any additional wholly owned U.K. subsidiary of WSI that becomes a borrower under the U.K. ABL Facility after the Closing Date on terms and conditions consistent with the ABL Facility Documentation Principles (including the delivery of information required pursuant to applicable “know your customer” and anti-money laundering rules and regulations) (collectively, the “U.K. Borrowers”).

Williams Scotsman of Canada, Inc., a corporation incorporated under the Business Corporations Act (Ontario), Mobile Mini Canada ULC, an unlimited liability corporation incorporated in British Columbia, and any other wholly-owned Canadian subsidiary of the Company that is a borrower under the Existing Company Credit Agreement will be borrowers under the Canadian ABL Facility described below, together with any additional wholly-owned Canadian subsidiary of WSI that becomes a borrower under the Canadian ABL Facility after the Closing Date on terms and conditions consistent with the ABL Facility Documentation Principles (including the delivery of information required pursuant to applicable “know your customer” and anti-money laundering rules and regulations) (collectively, the “Canadian Borrowers” and, together with the U.S. Borrowers and the U.K. Borrowers, the “Borrowers”).

(1)  All capitalized terms used but not defined herein shall have the meaning given them in the Amended and Restated Commitment Letter to which this ABL Facility Term Sheet is attached, including Exhibits A and C thereto.

Holdings:	Williams Scotsman Holdings Corp., a Delaware corporation (“Holdings”).

Transactions:	As set forth in Exhibit A to the Amended and Restated Commitment Letter.

ABL Administrative Agent:

Bank of America, N.A. will act as sole and exclusive administrative agent and collateral agent (in either case, in such capacities, the “ABL Administrative Agent”) for the ABL Lenders (as defined below) in respect of the ABL Facility.

ABL Lead Arrangers and Bookrunners:

BofA Securities, Inc., Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and ING Capital LLC will act as joint lead arrangers and joint bookrunners (together with any additional arranger or bookrunner appointed pursuant to Section 2 of the Amended and Restated Commitment Letter, each in such capacity, an “ABL Lead Arranger” and, together, the “ABL Lead Arrangers”), in each case for the ABL Facility, and each will perform the duties customarily associated with such roles.

ABL Lenders:

A syndicate of banks, financial institutions and other investors reasonably acceptable to the ABL Lead Arrangers and the Administrative Borrower (such consent not to be unreasonably conditioned, withheld or delayed), excluding any Disqualified Lenders (the “ABL Lenders”).

ABL Facility:	A five year senior secured asset based revolving credit facility (the “U.S. ABL Facility”) in an aggregate principal amount of $2,400.0 million will be made available to the U.S. Borrowers, with:

(x) a sub facility to be made available to the U.K. Borrowers (the “U.K. ABL Facility”), and

(y)                                 a sub facility to be made available to the Canadian Borrowers (the “Canadian ABL Facility” and, together with the U.S. ABL Facility and the U.K. ABL Facility, collectively the “ABL Facility”) in an aggregate principal amount for both clauses (x) and (y) equal to $400.0 million. ABL Facility Documentation may contain provisions reasonably acceptable to the Administrative Borrower and the ABL Administrative Agent necessary to account for certain Lenders holding non-pro rata commitments between the U.S. ABL Facility, U.K. ABL Facility and Canadian ABL Facility, provided that the principal amount of each such facility and sub facility as set forth herein shall not be altered.

Commitments under the ABL Facility are referred to as “ABL Commitments” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below are collectively referred to as “ABL Loans”. ABL Loans borrowed under the U.S. ABL Facility will be denominated in U.S. Dollars and additional currencies to be reasonably agreed by the Administrative Borrower and the Initial Lenders. ABL Loans borrowed under the U.K. ABL Facility will be denominated in Euros, British pounds sterling or U.S. Dollars, as elected by the applicable U.K. Borrower. ABL Loans borrowed under the Canadian ABL Facility will be denominated in Canadian Dollars or U.S. Dollars, as elected by the applicable Canadian Borrower.

Incremental Facilities:

The ABL Facility Documentation will permit the Borrowers to increase commitments under the ABL Facility (with any such increase to be applied as an increase to the U.S. ABL Facility, the U.K. ABL Facility and/or the Canadian ABL Facility as agreed between the Administrative Borrower and the applicable Lenders providing such increase) (any such increase, an “Incremental ABL Facility”) in an aggregate amount not to exceed $600 million plus any voluntary prepayments that are accompanied by permanent commitment reductions under the ABL Facility; provided that:

(i)                                     no event of default under the ABL Facility has occurred and is continuing or would exist after giving effect thereto (provided that, solely with respect to the obtaining and the initial concurrent funding of an Incremental ABL Facility incurred in connection with a Limited Condition Transaction, no event of default shall exist at the time the definitive documentation for such Limited Condition Transaction is executed and no payment or bankruptcy event of default shall exist at the time such Limited Condition Transaction is consummated, it being understood and agreed that the terms of this proviso shall not apply to any borrowing or other extension of credit under any Incremental ABL Facility or the ABL Facility except for such concurrent funding),

(ii) the terms of such Incremental ABL Facility will be the same terms as the relevant ABL Facility being increased provided that:

(a)                                 if the applicable margin, undrawn commitment fees and letter of credit fees with respect to such Incremental ABL Facility are greater than those of the relevant ABL Facility, the applicable margin, undrawn commitment fees and letter of credit fees with respect to such relevant ABL Facility will be increased to the extent of the applicable differential,

(b)                                 notwithstanding the foregoing, any arrangement, upfront or similar fees that may be agreed to among the Borrowers and the lenders providing such Incremental ABL Facility will not be shared with the Lenders providing the existing ABL Facility, and

(iii)                               all representations and warranties in the ABL Facility Documentation shall be true and correct in all material respects on and as of the date of incurrence of the Incremental ABL Facility (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, be true and correct in all respects) (provided that this clause (iii) shall be subject to customary “SunGard” or “certain funds” limitations solely with respect to the obtaining and the initial concurrent funding of an Incremental ABL Facility incurred in connection with a Limited Condition Transaction, it being understood and agreed that the terms of this proviso shall not apply to any borrowing or other extension of credit under any Incremental ABL Facility or the ABL Facility except for such concurrent funding).

The Borrowers may seek commitments in respect of the Incremental ABL Facilities from existing ABL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become ABL Lenders in connection therewith (an “ABL Additional Lender”); provided that the ABL Administrative Agent, the Swingline Lender and the Issuing Lenders shall have consent rights (not to be unreasonably conditioned, withheld or delayed) with respect to such ABL Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such ABL Additional Lender.

Swingline Facility:

In connection with the U.S. ABL Facility, the ABL Administrative Agent (or any of its applicable affiliates or branches) (in such capacity, the “U.S. Swingline Lender”) will make available to the U.S. Borrowers a swingline facility (the “U.S. Swingline Facility”) under which the U.S. Borrowers may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to $100.0 million.

In connection with the U.K. ABL Facility, the ABL Administrative Agent (or any of its applicable affiliates or branches) (in such capacity, the “U.K. Swingline Lender”) will make available to the U.K. Borrowers a swingline facility (the “U.K. Swingline Facility”) under which the U.K. Borrowers may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to $20.0 million.

In connection with the Canadian ABL Facility, the ABL Administrative Agent (or any of its applicable affiliates or branches) (in such capacity, the “Canadian Swingline Lender” and, together with the U.S. Swingline Lender and the U.K. Swingline Lender, collectively the “Swingline Lender”) will make available to the Canadian Borrowers a swingline facility (the “Canadian Swingline Facility” and, together with the U.S. Swingline Facility and the U.K. Swingline Facility, collectively the “Swingline Facility”) under which the Canadian

Borrowers may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to $50.0 million.

Except for purposes of calculating the commitment fees described in this Exhibit B, any such swingline borrowings will reduce availability under the U.S. ABL Facility, the U.K. ABL Facility or the Canadian ABL Facility, as applicable, on a dollar-for-dollar basis.

The Swingline Facility shall be on terms and conditions (including with respect to defaulting lenders) consistent with the ABL Facility Documentation Principles.

Letters of Credit:

$125.0 million of the U.S. ABL Facility will be available to the U.S. Borrowers for the purpose of issuing letters of credit, $20.0 million of the U.K. ABL Facility will be available to the U.K. Borrowers for the purpose of issuing letters of credit and $75.0 million of the Canadian ABL Facility will be available to the Canadian Borrowers for the purpose of issuing letters of credit (collectively, “Letters of Credit”).

Each ABL Lead Arranger (or any of its applicable affiliates) (each in such capacity, an “Issuing Lender”) will provide a ratable portion of the foregoing Letter of Credit sub-limits, provided that no Issuing Lender shall be required to issue any letters of credit other than standby letters of credit without its consent. Each Letter of Credit shall expire not later than the earlier of:

(a) twelve months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and

(b)                                 the fifth business day prior to the final maturity of the ABL Facility; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to twelve months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, provided that no ABL Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments).

Each Letter of Credit must comply with the relevant Issuing Lenders’ policies and procedures with respect thereto. Letters of Credit shall be issued on terms and conditions (including with respect to defaulting lenders) consistent with the ABL Facility Documentation Principles.

Purpose:

The letters of credit and proceeds of ABL Loans may be used by the Borrowers to pay the Debt Repayment and the Transaction Costs or for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other permitted investments and permitted dividends and any other use not prohibited by the ABL Facility Documentation.

Availability:	ABL Loans will be made available on the Closing Date:

(i) to finance the Debt Repayment and fund all or portion of the Transaction Costs

(ii) for general corporate purposes, including working capital in an aggregate amount to be agreed, and

(iii) to finance any OID or upfront fees.

Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under the facilities no longer available to the Borrowers or any of their respective subsidiaries as of the Closing Date (and if the issuer of such letters of credit becomes an ABL Lender under the ABL Facility, such existing letters of credit may be deemed Letters of Credit outstanding under the ABL Facility). Otherwise, ABL Loans and Letters of Credit will be available at any time prior to the final maturity of the ABL Facility, in the case of ABL Loans, in minimum principal amounts to be agreed upon. Amounts repaid under the ABL Facility may be reborrowed.

Interest Rates:	The interest rates under the ABL Facility will be payable on amounts outstanding thereunder as follows:

U.S. ABL Facility

At the option of the U.S. Borrowers, initially, Adjusted LIBOR plus 1.50% or ABR plus 0.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on the daily average Specified Excess Availability with respect to the ABL Facility during the preceding quarter greater than 66.7% and less than 33.3%, respectively of the Line Cap.

The lesser of (A) the aggregate commitments in respect of the ABL Facility at any time and (B) the Borrowing Base (as defined below) at such time is referred to herein as the “Line Cap”.

The term “Specified Excess Availability” as used herein means at any time, the sum of (a) the Excess Availability (as defined below), plus (b) the Specified Suppressed Availability (as defined below).

The term “Specified Suppressed Availability” means the lesser of: (a) the amount by which the Borrowing Base exceeds the aggregate commitments in respect of the ABL Facility at such time and (b) the amount equal to 5% of the aggregate commitments in respect of the ABL Facility at such time.

The term “Qualified Cash” means unrestricted cash and cash equivalents of the Loan Parties that are subject to the valid, enforceable and first priority perfected security interest and pledge of ABL Administrative Agent in an investment account, deposit account or other account at ABL Administrative Agent or another institution in each case subject to a control agreement in favor of ABL Administrative Agent or, in the case of Qualified Cash located in the U.K., a fixed charge in favor of the ABL Administrative Agent.

U.K. ABL Facility drawn in U.S. Dollars

At the option of the U.K. Borrowers, initially, Adjusted LIBOR plus 1.50% or ABR plus 0.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on the daily average Specified Excess Availability with respect to the ABL Facility during the preceding quarter greater than 66.7% and less than 33.3%, respectively of the Line Cap.

U.K. ABL Facility drawn in Euros and British pounds sterling

Initially, Adjusted LIBOR plus 1.50%, which margin shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on the daily average Specified Excess Availability with respect to the ABL Facility during the preceding quarter greater than 66.7% and less than 33.3%, respectively of the Line Cap.

Canadian ABL Facility drawn in U.S. Dollars

At the option of the Canadian Borrowers, initially, Adjusted LIBOR plus 1.50% or Canadian Base Rate plus 0.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on the daily average Specified Excess Availability with respect to the ABL Facility during the preceding quarter greater than 66.7% and less than 33.3%, respectively of the Line Cap.

Canadian ABL Facility drawn in Canadian Dollars

At the option of the Canadian Borrowers, initially, Canadian BA Rate plus 1.50% or Canadian Prime Rate plus 0.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on the daily average Specified Excess Availability with respect to the ABL Facility during the preceding quarter greater than 66.7% and less than 33.3%, respectively of the Line Cap.

The Borrowers may elect interest periods of one, two, three or six months (or, if agreed to by all relevant Lenders, twelve months or a shorter period) for Adjusted LIBOR and Canadian BA Rate borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, (i) in the case of ABR loans calculated by reference to clause (i) of the definition of ABR and (ii) in the case of all loans denominated in Canadian Dollars).

Interest shall be payable in arrears

(a)                                 for loans accruing interest at a rate based on Adjusted LIBOR or the Canadian BA Rate, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and any date of prepayment and

(b) for loans accruing interest based on the ABR, Canadian Base Rate or Canadian Prime Rate, quarterly in arrears and on the applicable maturity date and any date of prepayment.

There shall be no Adjusted LIBOR, Canadian BA Rate, ABR, Canadian Base Rate or Canadian Prime Rate floors for the ABL Facility; provided that in the event any of Adjusted LIBOR, the Canadian BA Rate, ABR, the Canadian Base Rate or the Canadian Prime Rate is less than zero, such rate will be deemed to be zero.

Adjusted LIBOR, Canadian BA Rate, ABR, Canadian Base Rate and Canadian Prime Rate will be defined in a customary manner consistent with the ABL Facility Documentation Principles. The ABL Facility Documentation shall include LIBOR replacement rate provisions reasonably acceptable to the ABL Administrative Agent and the Administrative Borrower (with any replacement rate being effective unless the Required Lenders object to such replacement rate in writing within five business days after receiving notice thereof).

Letter of Credit Fees:

A per annum fee equal to the spread over Adjusted LIBOR under the U.S. ABL Facility (in the case of Letters of Credit issued under the U.S. ABL Facility), the spread over Adjusted LIBOR under the U.K. ABL Facility (in the case of Letters of Credit issues under the U.K. ABL Facility), the spread over the Canadian BA Rate (in the case of Letters of Credit issued under the Canadian ABL Facility and denominated in Canadian Dollars) under the Canadian ABL Facility or the spread over Adjusted LIBOR under the Canadian ABL Facility (in the case of Letters of Credit issued under the Canadian ABL Facility and denominated in U.S. Dollars), as applicable, will accrue for the account of the applicable ABL Lenders (other than Defaulting ABL Lenders) on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter, upon the termination of the respective Letter of Credit and upon the termination of the relevant ABL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to such ABL Lenders pro rata in accordance with the amount of each such ABL Lender’s relevant ABL Commitment. In addition, the relevant Borrowers shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee not to exceed 0.125% per annum of the aggregate face amount of each outstanding Letter of Credit issued by it, payable in arrears at the end of each quarter, upon the termination of the respective Letter of Credit and upon the termination of the relevant ABL Facility, in each case for the actual number of days elapsed over a 360-day year and (b) customary issuance, processing and administration fees to be agreed.

Undrawn Commitment Fees:

0.225% per annum on the undrawn portion of the commitments in respect of the ABL Facility, payable to non-Defaulting ABL Lenders under the ABL Facility quarterly in arrears after the Closing Date and upon the termination of the commitments in respect of the ABL Facility, calculated based on the number of days elapsed in a 360-day year.

Default Rate:

With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans plus 2.00% per annum, which, in each case, shall be payable on demand.

Final Maturity and Amortization:

The ABL Facility will mature, and ABL Commitments will terminate, on the date that is five years after the Closing Date, provided, that, to the extent any material indebtedness of the Borrowers or their restricted subsidiaries that is permitted in accordance with the ABL Facility Documentation remains outstanding as of the date that is 91 days before the maturity date applicable to such material debt, a reserve may be placed by the ABL Administrative Agent against the Line Cap in an amount no greater than the outstanding principal amount of such material indebtedness (or such lesser amount as the ABL Administrative Agent may agree), with such reserve being effective no earlier than such 91st day prior to the applicable maturity date. The ABL Facility will not amortize.

The ABL Facility Documentation shall contain “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding ABL Loans (which may include, among other things, an increase in the interest rates and fees (other than undrawn commitment fees) payable with respect to such extended Loans, which such extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) upon the request of the applicable Borrowers and without the consent of any other Lender (it being understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Borrowing Base:

The Borrowing Base (as defined below) shall be defined in a manner consistent with this Term Sheet, the ABL Precedent Documentation and subject to the ABL Facility Documentation Principles including with respect to eligibility criteria.

The borrowing base (the “U.S. Borrowing Base”) applicable to the U.S. ABL Facility at any time shall equal the sum of, without duplication:

(a) 85% of the net book value of the U.S. Borrowers’ and the U.S. ABL Guarantors’ eligible accounts receivable, plus

(b) the lesser of:

(i)                                     95% of the net book value of the U.S. Borrowers’ and the U.S. ABL Guarantors’ eligible rental equipment (which shall include, without limitation, all modular building inventory, liquid containment and handling equipment, value added products and all steel frame modular inventory consisting of storage containers, ground level offices, panelized products and liquid storage and containment tanks) and

(ii)                                  the product of (x) 90% multiplied by (y) the lower of (A) cost and (B) net orderly liquidation value percentage identified in the most recent appraisal ordered by the ABL Administrative Agent multiplied by the net book value of the U.S. Borrowers’ and the U.S. ABL Guarantors’ eligible rental equipment (or, in the case of custom containers and ISO containers that are presold, the lower of (A) cost and (B) sales invoice price), plus

(c)                                  subject to a cap to be agreed (which, in any event, shall be no less than $100.0 million) in respect of this clause (c) individually, and a shared cap to be agreed (which, in any event, shall be no less than $150.0 million) in respect of this clause (c), clause (c) of the U.K. Borrowing Base and clause (c) of the Canadian Borrowing Base, the sum of:

(i)                                     90% of the net book value of the U.S. Borrowers’ and the U.S. ABL Guarantors’ eligible modular and container inventory held for sale (which shall include, without limitation, all steel frame modular inventory consisting of storage containers, ground level offices, panelized products and liquid containment tanks),

(ii) 90% of net book value of the U.S. Borrowers’ and the U.S. ABL Guarantors’ eligible work in process modular and container inventory, and

(iii)                               65% of the cost of U.S. Borrowers’ and the U.S. ABL Guarantors’ eligible raw material inventory (or, in the case of steel, lumber, plywood, or paint, for purposes of fiscal year end calculations, 65% of the lower of the cost or market value of such eligible raw materials), in each case, other than any of the foregoing items that consist of eligible rental equipment which are subject to clause (b) above, plus

(d) subject to a cap to be agreed, the sum of:

(i) 85% of the NOLV of the U.S. Borrowers’ and the U.S. ABL Guarantors’ eligible machinery and equipment (other than rental equipment which is subject to clause (b) above), and

(ii)                                  solely at the Administrative Borrower’s option, 60% of the appraised fair market value of eligible real property (subject to appraisals, environmental assessments, flood insurance, mortgages and other customary requirements), provided that, for the avoidance of doubt, the inclusion of any of the foregoing assets described in clause (i) above or this clause (ii) shall not prevent the U.S. Borrowers or any restricted subsidiary from disposing of, or otherwise dealing with, such assets in a manner not prohibited by the ABL Facility Documentation, it being understood that to the extent any such transaction results in the release of such assets from the liens in favor of the Collateral Agent, such assets will no longer be eligible for inclusion the U.S. Borrowing Base, plus

(e) 100% of the U.S. Borrower’s and the U.S. ABL Guarantors’ Qualified Cash, minus

(f) customary reserves (as described below).

The borrowing base (the “U.K. Borrowing Base”) applicable to the U.K. ABL Facility at any time shall equal the sum of, without duplication:

(a) 85% of the net book value of the U.K. Borrowers’ and the U.K. ABL Guarantors’ eligible accounts receivable, plus

(b) the lesser of:

(i)                                     95% of the net book value of the U.K. Borrowers’ and the U.K. ABL Guarantors’ eligible rental equipment (which shall include, without limitation, all modular building inventory, liquid containment and handling equipment, value added products and all steel frame modular inventory consisting of storage containers, ground level offices, panelized products and liquid storage and containment tanks), and

(ii)                                  the product of (x) 90% multiplied by (y) the lower of (A) cost and (B) net orderly liquidation value percentage identified in the most recent appraisal ordered by the ABL Administrative Agent multiplied by the net book value of the U.K. Borrowers’ and the U.K. ABL Guarantors’ eligible rental equipment (or, in the case of custom containers and ISO containers that are presold, the lower of (A) cost and (B) sales invoice price), plus

(c)                                  subject to a cap to be agreed (which, in any event, shall be no less than $100.0 million) in respect of this clause (c) individually, and a shared cap to be agreed (which, in any event, shall be no less than $150.0 million) in respect of this clause (c), clause (c) of the U.S. Borrowing Base and clause (c) of the Canadian Borrowing Base, the sum of:

(i)                                     90% of the net book value of the U.K. Borrowers’ and the U.K. ABL Guarantors’ eligible modular and container inventory held for sale (which shall include, without limitation, all steel frame modular inventory consisting of storage containers, ground level offices, panelized products and liquid containment tanks),

(ii) 90% of net book value of the U.K. Borrowers’ and the U.K. ABL Guarantors’ eligible work in process modular and container inventory, and

(iii)                               65% of the cost of the U.K. Borrowers’ and the U.K. ABL Guarantors’ eligible raw material inventory (or, in the case of steel, lumber, plywood, or paint, for purposes of fiscal year end calculations, 65% of the lower of the cost or market value of such eligible raw materials), in each case, other than any of the foregoing items that consist of eligible rental equipment which are subject to clause (b) above, plus

(d)                                 subject to a cap to be agreed, the sum of 85% of the NOLV of the U.K. Borrowers’ and the U.K. ABL Guarantors’ eligible machinery and equipment (other than rental equipment which is subject to clause (b) above), provided that, for the avoidance of doubt, the inclusion of any of the foregoing assets shall not prevent the U.K. Borrowers or any restricted subsidiary from disposing of, or otherwise dealing with, such assets in a manner not prohibited by the ABL Facility Documentation, it being understood that to the extent any such transaction results in the release of such assets from the liens in favor of the Collateral Agent, such assets will no longer be eligible for inclusion the U.K. Borrowing Base, plus

(e)                                  100% of the U.K. Borrower’s and the U.K. ABL Guarantors’ Qualified Cash (it being understood that any such Qualified Cash shall be subject to a fixed charge in favor of the ABL Administrative Agent in order to be included in the U.K. Borrowing Base), plus

(f) the unutilized portion of (i) the U.S. Borrowing Base and (ii) the Canadian Borrowing Base, minus

(g) customary reserves (as described below).

The borrowing base (the “Canadian Borrowing Base” and, together with the U.S. Borrowing Base and the U.K. Borrowing Base, the “Borrowing Base”) applicable to the Canadian ABL Facility at any time shall equal the sum of, without duplication:

(a) 85% of the net book value of the Canadian Borrowers’ and the Canadian ABL Guarantors’ eligible accounts receivable, plus

(b) the lesser of:

(i)                                     95% of the net book value of the Canadian Borrowers’ and the Canadian ABL Guarantors’ eligible rental equipment (which shall include, without limitation, all modular building inventory, liquid containment and handling equipment, value added products and all steel frame modular inventory consisting of storage containers, ground level offices, panelized products and liquid storage and containment tanks), and

(ii)                                  the product of (x) 90% multiplied by (y) the lower of (A) cost and (B) net orderly liquidation value percentage identified in the most recent appraisal ordered by the ABL Administrative Agent multiplied by the net book value of the Canadian Borrowers’ and the Canadian ABL Guarantors’ eligible rental equipment (or, in the case of custom containers and ISO containers that are presold, the lower of (A) cost and (B) sales invoice price), plus

(c)                                  subject to a cap to be agreed (which, in any event, shall be no less than $100.0 million) in respect of this clause (c) individually, and a shared cap to be agreed (which, in any event, shall be no less than $150.0 million) in respect of this clause (c), clause (c) of the U.S. Borrowing Base and clause (c) of the U.K. Borrowing Base, the sum:

(i)                                     90% of the net book value of the Canadian Borrowers’ and the Canadian ABL Guarantors’ eligible modular and container inventory held for sale (which shall include, without limitation, all steel frame modular inventory consisting of storage containers, ground level offices, panelized products and liquid containment tanks),

(ii) 90% of net book value of the Canadian Borrowers’ and the Canadian ABL Guarantors’ eligible work in process modular and container inventory, and

(iii)                               65% of the cost of the Canadian Borrowers’ and the Canadian ABL Guarantors’ eligible raw material inventory, (except, in the case of steel, lumber, plywood, or paint where, for purposes of fiscal year end calculations in which case it is 65% of the lower of the cost or market value of such eligible raw materials), in each case, other than any of the foregoing items that consist of eligible rental equipment which are subject to clause (b) above, plus

(d)                                 subject to a cap to be agreed, 85% of the NOLV of the Canadian Borrowers’ and the Canadian ABL Guarantors’ eligible machinery and equipment (other than rental equipment which is subject to clause (b) above); provided that, for the avoidance of doubt, the inclusion of any of the foregoing assets shall not prevent the Canadian Borrowers or any restricted subsidiary from disposing of, or otherwise dealing with, such assets in a manner not prohibited by the ABL Facility Documentation, it being understood that to the extent any such transaction results in the release of such assets from the liens in favor of the Collateral Agent, such assets will no longer be eligible for inclusion the Canadian Borrowing Base, plus

(e) 100% of the Canadian Borrower’s and the Canadian ABL Guarantors’ Qualified Cash, plus

(f) the unutilized portion of (i) the U.S. Borrowing Base and (ii) the U.K. Borrowing Base, minus

(g) customary reserves (as described below).

If the New Appraisals and Field Exams are not completed prior to the Closing Date, the Borrowing Base for purposes of drawings and Letters of Credit and determining availability under the ABL Facility on the Closing Date will be deemed to be equal to the lesser of (i) $2,400.0 million and (ii) the sum of the borrowing bases under the Existing WS Credit Agreement and the Existing Company Credit Agreement as of the Original Execution Date and to be set forth on the Borrowing Base certificate delivered pursuant to paragraph 7 of Exhibit C to the Amended and Restated Commitment Letter (the “Closing Borrowing Base”). Thereafter, until the earlier of (a) the later of (x) January 31, 2021 and (y) 180th day after the Closing Date (or such later date as may be agreed to by the ABL Administrative Agent (without any requirement for Lender consent)) and (b) the date of receipt by the ABL Administrative Agent of the New WS Appraisals and Field Exams, the Borrowing Base will be determined based on the sum of the borrowing bases as calculated under the Existing WS Credit Agreement and the Existing Company Credit Agreement, it being understood that upon completion of the New WS Appraisals and Field Exams, the Borrowing Base shall be calculated in accordance with the definition of “Borrowing Base” based on the New WS Appraisals and Field Exams and the Existing Company Appraisals and Field Exams until such time as the New Company Appraisals and Field Exams shall be completed. In the event that the New WS Appraisals and Field Exams are not completed by the date specified in clause (a) of the second sentence of this paragraph, the Borrowing Base shall be deemed to be $0 as of such date. In the event that the Closing Date occurs after July 31, 2020 and the Existing Appraisals and Field Exams relating to the Company are more than 180 days old as of the Closing Date, the Borrowing Base with respect to the Company shall be deemed to be $0 as of the 120th day after the Closing Date unless the New Company Appraisals and Field Exams are completed on or prior to the 120th day after the Closing Date (or such later date as may be agreed by the ABL Administrative Agent (without any requirement for Lender consent)). Notwithstanding the foregoing or any other provision of this Amended and Restated Commitment Letter, it is agreed that regardless of the Borrowing Base calculations on the Closing Date, availability under the ABL Facility (whether calculated pursuant to Existing Appraisals and Field Exams or New Appraisals and Field Exams) shall be no less than $2,200.0 million on and from the Closing Date until the 120th day after the Closing Date (or such later date as may be agreed by the ABL Administrative Agent (without any requirement for Lender consent)) (the “Minimum Borrowing Base Amount”).

Subject to the immediately preceding paragraph, the Borrowing Base will be computed by the Borrowers monthly and a certificate (the “Borrowing Base Certificate”) presenting the Borrowers’ computation of the Borrowing Base will be delivered to the ABL Administrative Agent no later than the 25th calendar day following the end of each calendar month; provided, however, that:

(x)                                 during the continuance of a Specified Default (as defined below), or

(y)                                 if Specified Excess Availability under the ABL Facility is less than the greater of (i) $240.0 million and (ii) 10% of the Line Cap for five consecutive business days, the Borrowers will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis (due no later than each Wednesday for the prior week) until the date on which Specified Excess Availability under the ABL Facility has been at least the greater of (i) $240.0 million and (ii) 10% of the Line Cap for at least 20 consecutive calendar days and no Specified Default is outstanding during such 20 consecutive calendar day period. Additionally, the Borrowers will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate any time there is a disposition of borrowing base collateral outside of the ordinary course of business in excess of an amount to be agreed.

The lesser of (A) the aggregate commitments in respect of the U.S. ABL Facility at any time and (B) the U.S. Borrowing Base at such time is referred to herein as the “U.S. Line Cap”.

The lesser of (A) the aggregate commitments in respect of the U.K. ABL Facility at any time and (B) the U.K. Borrowing Base at such time is referred to herein as the “U.K. Line Cap”.

The lesser of (A) the aggregate commitments in respect of the Canadian ABL Facility at any time and (B) the Canadian Borrowing Base at such time is referred to herein as the “Canadian Line Cap”.

The establishment or increase of any reserve will be limited to the exercise by the ABL Administrative Agent of Reasonable Credit Judgment, upon at least five business days’ prior written notice to the Administrative Borrower (which notice will include a reasonably detailed description of the reserve being established). During such five business day period, the ABL Administrative Agent will, if requested, discuss any such reserve or change with the Administrative Borrower, provided that the Borrowers shall not be permitted to borrow loans or amend or request the issuance of Letters of Credit in the aggregate in excess of the sum of the U.S. Line Cap, U.K. Line Cap and Canadian Line Cap (which, in each chase, shall be calculated assuming the effectiveness of such proposed reserves), and the Administrative Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve (or no reserve) or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the ABL Administrative Agent. Notwithstanding anything to the contrary herein, (a) the amount of any such reserve or change will be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to the event, condition or other matter that is the basis for such reserve or such change and (b) no reserves or changes will be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates).

“Reasonable Credit Judgment” means the ABL Administrative Agent’s reasonable credit judgment (from the perspective of a secured asset-based lender) made in good faith in accordance with customary business practices for comparable asset based lending transactions, and as it relates to the establishment or adjustment of reserves or establishment or adjustment of any ineligibility shall require that:

(a)                                 such establishment, adjustment or modification be based on the analysis of facts or events first occurring (including the coming into effect of any change in law) or discovered after the Closing Date that are materially different from the facts or events occurring or discovered on or prior to the Closing Date, unless the Administrative Borrower and the ABL Administrative Agent agree in writing,

(b) the contributing factors to such establishment, adjustment or modification shall not duplicate (i) any other exclusionary criteria set forth in the definitions of eligible accounts, eligible rental equipment, eligible inventory or any other eligibility terms as applicable (and vice versa), (ii) any reserves deducted in computing book value and (iii) other factors to be agreed, and

(c)                                  the amount of any such reserve or ineligibility criteria so established or the effect of any adjustment or modification thereto shall be a reasonable quantification (as reasonably determined by the ABL Administrative Agent) of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Eligible Account”, “Eligible Cabin Fleet Inventory”, “Eligible Container Fleet Inventory”, “Eligible Container Inventory Held For Sale”, “Eligible Goods Inventory”, “Eligible Machinery and Equipment”, “Eligible Raw Materials Inventory”, “Eligible Real Property”, “Eligible Rental Equipment”, “Eligible Rental Fleet Inventory”, “Eligible Trailer Fleet Inventory”, “Specified Default”, “Eligible Work-In-Process Container Inventory”, “Net Orderly Liquidation Value”, “Reserves”, and components of each of the foregoing and the Borrowing Base definition will be defined in a manner consistent with the ABL Facility Documentation Principles.

Notwithstanding anything to the contrary contained herein, overadvances and protective advances may be made in a manner consistent with the ABL Facility Documentation Principles for up to 20 business days and shall not exceed at any time 5% of the Borrowing Base.

Guarantees:	Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions,

(A) (i) all obligations of the U.S. Borrowers under the ABL Facility (“Borrower U.S. ABL Obligations”) and

(ii)                                  all obligations of any U.S. Borrower or any U.S. ABL Guarantor (as defined below) under any interest rate protection, currency exchange, commodity hedging or other swap or hedging arrangements (other than any obligation of any U.S. ABL Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (each, a “Swap”), if, and to the extent that, all or a portion of the guarantee by such U.S. ABL Guarantor of, or the grant by such U.S. ABL Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such U.S. ABL Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (collectively,

“U.S. Excluded Swap Obligations”)), and obligations of any U.S. Borrower or any U.S. ABL Guarantor under cash management arrangements, in each case entered into with a Lender, ABL Lead Arranger, the ABL Administrative Agent or any affiliate of a Lender, ABL Lead Arranger or the ABL Administrative Agent (“U.S. Hedging/Cash Management Arrangements” and, together with the Borrower U.S. ABL Obligations, the “U.S. ABL Secured Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “U.S. ABL Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. organized material restricted subsidiary (including each U.S. Borrower) of Holdings (collectively, the “U.S. ABL Guarantors”),

(B) (i) all obligations of the U.K. Borrowers under the ABL Facility (“Borrower U.K. ABL Obligations”) and

(ii)                                  all obligations of any U.K. Borrower or any U.K. ABL Guarantor (as defined below) under a Swap (other than any such obligation under a Swap if, and to the extent that, all or a portion of the guarantee by such U.K. ABL Guarantor of, or the grant by such U.K. ABL Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such U.K. ABL Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (collectively, “U.K. Excluded Swap Obligations”)), and obligations of any U.K. Borrower or any U.K. ABL Guarantor under cash management arrangements, in each case entered into with a Lender, ABL Lead Arranger, the ABL Administrative Agent or any affiliate of a Lender, ABL Lead Arranger or the ABL Administrative Agent (“U.K. Hedging/Cash Management Arrangements” and, together with the Borrower U.K. ABL Obligations, the “U.K. ABL Secured Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “U.K. ABL Guarantees”) by Holdings, each U.S. Borrower, each U.S. ABL Guarantor and each existing and subsequently acquired or organized direct or indirect wholly-owned material restricted subsidiary of Holdings organized under the laws of the U.S., England and Wales (including the U.K. Borrowers) and Canada (including the Canadian Borrowers) (collectively, the “U.K. ABL Guarantors”) and

(C)                               (i)                                     all obligations of the Canadian Borrowers under the ABL Facility (“Borrower Canadian ABL Obligations” and, together with the Borrower U.S. ABL Obligations and the Borrower U.K. ABL Obligations, the “Borrower ABL

Obligations”) and (ii) all obligations of any Canadian Borrower or any Canadian ABL Guarantor (as defined below) under a Swap (other than any such obligation under a Swap if, and to the extent that, all or a portion of the guarantee by such Canadian ABL Guarantor of, or the grant by such Canadian ABL Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Canadian ABL Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (collectively, “Canadian Excluded Swap Obligations” and, together with U.S. Excluded Swap Obligations and the U.K. Excluded Swap Obligations, “Excluded Swap Obligations”)), and obligations of any Canadian Borrower or any Canadian ABL Guarantor under cash management arrangements, in each case entered into with a Lender, ABL Lead Arranger, the ABL Administrative Agent or any affiliate of a Lender, ABL Lead Arranger or the ABL Administrative Agent (“Canadian Hedging/Cash Management Arrangements” and, together with U.S. Hedging/Cash Management Arrangements and U.K. Hedging/Cash Management Arrangements, “Hedging/Cash Management Arrangements”; and, together with the Borrower Canadian ABL Obligations, the “Canadian ABL Secured Obligations”; and together with the U.S. ABL Secured Obligations and the U.K. ABL Secured Obligations, the “ABL Secured Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Canadian ABL Guarantees” and together with the U.S. ABL Guarantees and the U.K. ABL Guarantees, the “ABL Guarantees”) by Holdings, each U.S. Borrower, each U.S. ABL Guarantor, each U.K. Borrower, each U.K. ABL Guarantor and each existing and subsequently acquired or organized direct or indirect wholly-owned material restricted subsidiary of Holdings organized under the laws of Canada or any province or territory thereof (including the Canadian Borrowers), the U.S. and England and Wales (collectively, the “Canadian ABL Guarantors”, and together with the U.S. ABL Guarantors and the U.K. ABL Guarantors, the “ABL Guarantors”); the Borrowers and the ABL Guarantors are herein referred to as the “ABL Loan Parties”;

provided that the ABL Guarantors shall not include

(a) unrestricted subsidiaries,

(b) immaterial subsidiaries (to be defined by reference to individual revenues and assets excluded and the aggregate revenues and assets of the overall restricted group excluded),

(c)                                  any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case, from guaranteeing the ABL Secured Obligations or which would require governmental (including regulatory) or unaffiliated third party consent, approval, license or authorization to provide a guarantee (unless such consent, approval, license or authorization has been received),

(d)                                 any subsidiary for which the provision of a Guarantee would result in a material adverse tax or regulatory consequence to WS, the U.S. Borrowers or one of their respective subsidiaries, a material adverse tax or regulatory consequence to the U.K. Borrowers or one of their respective subsidiaries or a material adverse tax or regulatory consequence to the Canadian Borrowers or one of their respective subsidiaries (in each case as reasonably determined by the Administrative Borrower in consultation with the ABL Administrative Agent), and

(e)                                  with respect to the Borrower U.S. ABL Obligations only, any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of any U.S. Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (any such non-U.S. subsidiary, a “CFC”) and any direct or indirect U.S. subsidiary of a U.S. Borrower that has no material assets (directly or through one or more disregarded entities) other than equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”), and

(f) certain special purpose entities, if any.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Borrower and the ABL Administrative Agent reasonably agree that the cost of providing such a guarantee outweighs the value afforded thereby.

Security:	Subject to the limitations set forth below in this section, and, on the Closing Date, the Certain Funds Provisions, the ABL Secured Obligations and the ABL Guarantees will be secured by

(a) a perfected first priority (subject to permitted liens) pledge of 100% of the equity interests of the Borrowers and ABL Guarantors and of each direct, wholly-owned material restricted subsidiary of any Borrower or any ABL Guarantor (which pledge securing U.S. ABL Secured Obligations of the U.S. Borrowers and the U.S. ABL Guarantors, in the case of capital stock of any CFC or FSHCO, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such CFC or FSHCO) and

(b)                                 perfected first priority security interests in, and mortgages on, substantially all tangible and intangible personal property and all material fee-owned domestic U.S. real property above an agreed threshold (provided, that to the extent any such U.S. real property is located in a flood zone, it may be excluded from the Collateral at the sole option of the Administrative Borrower) of the Borrowers and the ABL Guarantors (including but not limited to equipment, receivables, inventory, cash, deposit accounts, securities accounts, commodity accounts, general intangibles (including contract rights), investment property, intellectual property, intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims and proceeds of the foregoing)

(the items described in clauses (a) and (b) above, but excluding “Excluded Assets” (as defined below), collectively, the “Collateral”). Notwithstanding anything herein to the contrary, the assets of the U.K. Borrowers, U.K. ABL Guarantors, Canadian Borrowers and Canadian ABL Guarantors (other than, in each case, U.S. Borrowers and U.S. ABL Guarantors) shall not secure the U.S. ABL Secured Obligations. Security documentation in respect of the U.K. Borrowers and U.K. ABL Guarantors shall include a qualifying floating charge subject to exceptions consistent with the Documentation Principles.

“Excluded Assets” shall mean:

(a)                                 any lease, license, franchise, charter, authorization, contract or agreement to which any ABL Loan Party is a party, and any of its rights or interest thereunder, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement not prohibited by the ABL Facility Documentation, in each case, if and to the extent that the grant of a security interest therein (i) is prohibited by or would violate any law, rule or regulation applicable to any Loan Party or (ii) is prohibited by or would violate any term, provision or condition of such lease, license, franchise, charter, authorization, contract, agreement or arrangement, or would create a right of termination in favor of any unaffiliated third-party thereto or otherwise require consent thereunder (provided that there shall be no obligation to obtain such consent), except, in each case, to the extent such prohibition is rendered ineffective under the Uniform Commercial Code, the Personal Property Security Act or other applicable law; provided, however, that the Collateral shall include at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, any portion of such lease, license, franchise, charter, authorization, contract, agreement, arrangement or other property not subject to the prohibitions specified in clause (i) or (ii) above (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the Personal Property Security Act or other applicable law); provided, further, that the exclusions referred to in this clause (a) shall not include any proceeds of any such lease, license, franchise, charter, authorization, contract, agreement, arrangement or property which are not otherwise Excluded Assets;

(b)                                 (i)                                     voting equity interests of a CFC or FSHCO in excess of 65% of the voting stock owned by any ABL Loan Party (but, for the avoidance of doubt, 100% of any non-voting stock will be included in the Collateral); provided that the limitation described in this clause (b)(i) shall only apply with respect to securing U.S. ABL Secured Obligations incurred by the U.S. Borrower or U.S. ABL Guarantors,

(ii)                                  equity interests in joint ventures or any non-wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents or to the extent requiring the consent of one or more unaffiliated third parties (provided that there shall be no obligation to obtain such consent), except to the extent such provision is rendered ineffective under the Uniform Commercial Code, the Personal Property Security Act or other applicable law and

(iii)                               equity interests in immaterial subsidiaries (except to the extent perfected by the filing of a financing statement under the UCC or PPSA), unrestricted subsidiaries, captive insurance subsidiaries, special purpose subsidiaries and not-for-profit subsidiaries;

(c)                                  any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(d) (i) any non-U.S. interest in real property,

(ii) any leasehold interest (including any ground lease interest) in real property and

(iii) any fee interest in owned real property with a fair market value of less than an amount to be agreed

(any real property not so excluded being “Material Real Property”);

(e) assets, if and to the extent that a security interest in such asset

(i) is prohibited by or in violation of any law, rule or regulation applicable to Holdings or any subsidiary of Holdings or

(ii) requires a consent of any governmental authority that has not been obtained,

except, in the case of clauses (i) and (ii), to the extent such prohibition or consent is rendered ineffective under the Uniform Commercial Code, the Personal Property Security Act or other applicable law; provided, however, that the Collateral shall include (and such security interest shall attach) at such time as the legal prohibition or requirement for consent shall no longer be applicable and to the extent severable, shall attach to any portion of such assets not subject to the prohibitions specified in clause (i) or (ii) above (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the Personal Property Security Act or other applicable law); provided, further, that the exclusions referred to in this clause (e) shall not include any proceeds of any such assets which are not otherwise Excluded Assets;

(f) margin stock;

(g)                                  security interests to the extent the same would result in material adverse tax or regulatory consequences to WS, the Borrowers or one of their respective restricted subsidiaries as reasonably determined by the Administrative Borrower in consultation with the ABL Administrative Agent; and

(h) other exceptions to be agreed;

provided that the Excluded Assets listed under paragraphs (d)(i), (ii) and (iii) shall not be excluded solely to the extent a security interest therein will attach via the all asset security granted by way of floating charge by the U.K. Borrowers and the U.K. ABL Guarantors.

Notwithstanding the foregoing, assets will also be excluded from the Collateral in circumstances where the Administrative Borrower and the ABL Administrative Agent reasonably agree that the costs of obtaining, perfecting or maintaining a security interest in such assets outweigh the benefit to the ABL Lenders afforded thereby.

In addition,

(a) no perfection actions shall be required with respect to

(i)                                     letter of credit rights, except to the extent constituting a supporting obligation for other Collateral or as to which perfection is accomplished solely by the filing of a UCC or PPSA financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC or PPSA financing statement or equivalent),

(ii)                                  commercial tort claims with a value of less than an amount to be agreed and

(iii)                               promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed,

(b)                                 no actions in any non-U.S./U.K./Canada jurisdiction or required by the laws of any non-U.S./U.K./Canada jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S., U.K. or Canada or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S./U.K./Canada jurisdiction (unless the Administrative Borrower otherwise elects (it being understood that the Administrative Borrower may elect to take such actions to address reserve and/or eligibility criteria and such agreements are on terms reasonably acceptable to the ABL Administrative Agent))), and

(c)                                  perfection with respect to rental equipment that is subject to a certificate of title shall only be required to be perfected within (i) one hundred twenty (120) days (or such longer period as the ABL Administrative Agent shall agree) following the Closing Date or (ii) in the case of after acquired property, ninety (90) days (or such longer period as the ABL Administrative Agent shall agree) following the date of acquisition, it being understood that during such one hundred twenty (120) day period (or such longer period, if applicable), such rental equipment owned as of the Closing Date shall not be excluded from the Borrowing Base for reason of not being subject to a perfected lien.

The Borrowers and the ABL Guarantors shall be required to record the ABL Administrative Agent’s liens on title certificates relating to any rental fleet equipment and containers that are subject to certificate of title laws to the extent required by applicable law for the perfection of such liens.

All the above-described pledges, security interests and mortgages shall be created on terms consistent with the ABL Facility Documentation Principles and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than (i) to the extent secured, permitted liens securing the Notes, and (ii) certain other customary permitted encumbrances and other exceptions and baskets to be set forth in the ABL Facility Documentation, consistent with the ABL Facility Documentation Principles. Liens on assets that are transferred to a Person that is not (and is not required to be) a Loan Party in a transaction not prohibited by the ABL Facility Documentation and liens on Excluded Assets shall be automatically released. Subject to a receipt of an officer’s certificate of the Administrative Borrower, the applicable ABL Administrative Agent shall execute such acknowledgments and releases as the Administrative Borrower may request in connection with any such release, and the ABL Administrative Agent shall be entitled to rely exclusively on an officer’s certificate of the Administrative Borrower when executing any such acknowledgment or release.

With respect to real property, the ABL Administrative Agent or the Administrative Borrower shall give at least 45 days prior written notice to the ABL Lenders prior to the execution and delivery of the mortgage thereon and, prior to the execution and delivery thereof, the ABL Lenders shall have completed all flood insurance due diligence and complied with all applicable law relating to flood insurance.

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs in this “Security” section shall be subject to the Certain Funds Provision.

Intercreditor Agreement:

Subject to the ABL Facility Documentation Principles, the relative rights and priorities in the Collateral for the secured parties under (a) the ABL Facility, (b) to the extent the Notes are secured, the holders of such Notes, and (c) certain other existing or future indebtedness of the Loan Parties will be set forth in a customary intercreditor agreement consistent with the ABL Facility Documentation Principles (the “Intercreditor Agreement”).

Cash Management and Cash Dominion:

The Borrowers and the ABL Guarantors shall use commercially reasonable efforts to obtain account control agreements on their deposit accounts and securities accounts, but in any event excluding deposit accounts and securities accounts that:

(i)                                     are used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements),

(ii)                                  are used solely for paying taxes, including sales taxes,

(iii)                               are used solely as an escrow account or solely as a fiduciary or trust account or

(iv)                              individually or in the aggregate with all other accounts being treated as excluded accounts pursuant to this clause (iv) have a daily balance of less than an amount to be agreed

(collectively, “Excluded Accounts”)

as soon as possible and in any event within 120 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree). If such arrangements are not obtained within 120 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree), the Borrowers and the ABL Guarantors shall be required to move their bank accounts to the ABL Administrative Agent or another bank that will provide such control agreements. During a Cash Dominion Period (as defined below), all amounts in controlled accounts will be swept into a collection account (or accounts) maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions, limitations and thresholds to be agreed and in any event consistent with the ABL Facility Documentation Principles; provided that in no event shall the cash management and cash dominion provisions to be set forth in the ABL Facility Documentation be any more burdensome or onerous to the Loan Parties than the existing cash management and cash dominion provisions applicable to the Administrative Borrower and the Company on the Original Execution Date under the Existing WS Credit Agreement and the Existing Company Credit Agreement, as applicable. Notwithstanding the foregoing, solely to the extent provided in the Existing Company Credit Agreement and related documentation, the U.K. Borrowers and the U.K. ABL Guarantors shall enter into such cash management arrangements as are necessary to establish a fixed charge over collection accounts and during a Cash Dominion Period, the ABL Administrative Agent shall be entitled to refile a fixed charge debenture at its own discretion.

“Cash Dominion Period” means

(a)                                 the period from the date that Specified Excess Availability shall have been less than the greater of (x) 10% of the Line Cap and (y) $240.0 million, for five consecutive business days to the date Specified Excess Availability shall have been at least the greater of (x) 10% of the Line Cap and (y) $240.0 million for twenty consecutive calendar days or

(b) upon the occurrence of a Specified Default, the period that such Specified Default shall be continuing.

Excess Availability:

“Excess Availability” shall mean, at any time, an amount equal to:

(a)                                 the Line Cap minus

(b)                                 the sum of:

(i)                                     the aggregate principal amount of all ABL Loans then outstanding under the ABL Facility plus

(ii)                                  the maximum aggregate stated amounts of all then-outstanding letters of credit under the ABL Facility plus

(iii)                               all amounts drawn but unreimbursed under letters of credit at such time under the ABL Facility.

Mandatory Prepayments:

If at any time, the aggregate amount of outstanding ABL Loans under the U.S. ABL Facility, unreimbursed letter of credit drawings and undrawn letters of credit under the U.S. ABL Facility exceeds the U.S. Line Cap, then the U.S. Borrowers will repay outstanding ABL Loans under the U.S. ABL Facility and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the U.S. ABL Commitments.

If at any time, the aggregate amount of outstanding ABL Loans under the U.K. ABL Facility, unreimbursed letter of credit drawings and undrawn letters of credit under the U.K. ABL Facility exceeds the U.K. Line Cap, then the U.K. Borrowers will repay outstanding ABL Loans under the U.K. ABL Facility and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the U.K. ABL Commitments. The U.K. ABL Facility will also be subject to mandatory prepayments as a result of currency fluctuations on terms consistent with the ABL Facility Documentation Principles.

If at any time, the aggregate amount of outstanding ABL Loans under the Canadian ABL Facility, unreimbursed letter of credit drawings and undrawn letters of credit under the Canadian ABL Facility exceeds the Canadian Line Cap, then the Canadian Borrowers will repay outstanding ABL Loans under the Canadian ABL Facility and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the Canadian ABL Commitments. The Canadian ABL Facility will also be subject to mandatory prepayments as a result of currency fluctuations on terms consistent with the ABL Facility Documentation Principles.

Following the occurrence and during the continuation of a Cash Dominion Period, net cash receipts (with exceptions to be agreed in the ABL Facility Documentation in a manner consistent with the ABL

Facility Documentation Principles) will be promptly applied by the ABL Administrative Agent in a manner consistent with the ABL Facility Documentation Principles to repay outstanding ABL Loans and to cash collateralize outstanding Letters of Credit.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the ABL Commitments and voluntary prepayments of borrowings under the ABL Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Conditions to Initial Borrowing:

Subject to the Certain Funds Provisions, the availability of the initial borrowing and other extensions of credit under the ABL Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Section 6 of the Amended and Restated Commitment Letter (subject to the Certain Funds Provisions), (b) delivery of a customary borrowing notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default or the accuracy of representations and warranties), and (c) subject to the Minimum Borrowing Base Amount, availability under the Borrowing Base or the Closing Borrowing Base, as applicable, and (d) the applicable conditions set forth in Exhibit C to the Amended and Restated Commitment Letter.

Conditions to Subsequent Borrowings:

After the Closing Date, the making of each extension of credit under the ABL Facility shall be conditioned upon:

(a)                                 delivery of a customary borrowing/issuance notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default or the accuracy of representations and warranties except as described in the following clauses (b) and (c)),

(b)                                 the accuracy of representations and warranties in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, in all respects),

(c)                                  the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit and

(d)                                 availability under the Borrowing Base or the Closing Borrowing Base, as applicable.

ABL Facility Documentation:

The definitive financing documentation for the ABL Facility (the “ABL Facility Documentation”) including, for the avoidance of doubt, the Intercreditor Agreement, shall be drafted by counsel to the Administrate Borrower based on and shall be no less favorable than (except as expressly contemplated herein) the Existing WS Credit Agreement and related loan documentation (the “ABL Precedent Documentation”) and, in any event, shall be no less favorable to the Borrowers than the Existing Company Credit Agreement and shall contain the terms set forth in this Exhibit B, including only those mandatory prepayments, representations and warranties, conditions to borrowing, affirmative, negative and financial covenants and events of default set forth herein and, to the extent any other terms are not expressly set forth in this Exhibit B, will

(i)                                     be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and

(ii)                                  contain such other terms as the Borrowers and the ABL Lead Arrangers shall reasonably agree;

provided that such ABL Precedent Documentation shall be further modified by the terms set forth herein and shall be subject to

(i)                                     materiality qualifications and other exceptions that give effect to and/or permit the Transactions,

(ii)                                  baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA, total assets and leverage level of Holdings and its subsidiaries (after giving effect to the Transactions),

(iii)                               such other modifications to reflect the operational and strategic requirements of Holdings and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections,

(iv)                              modifications to reflect changes in law or accounting standards since the date of the ABL Precedent Documentation (including customary flood provisions and other real property related provisions) and

(v)                                 modifications to reflect reasonable administrative agency and operational requirements of the ABL Administrative Agent as agreed to by the Administrative Borrower (acting reasonably)

provided, further, that if the Existing WS Notes remain outstanding on the Closing Date, the ABL Lenders will consent to the terms of, and the ABL Administrative Agent will enter into a joinder or similar instrument in respect of, the intercreditor agreement applicable to the Existing WS Credit Agreement and the Existing WS Notes (collectively, the “ABL Facility Documentation Principles”).

Limited Condition Provision:

In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, prepayments of Junior Debt, asset sales or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries, in each case, in connection with any Limited Condition Transaction, each at the Administrative Borrower’s option, any relevant ratios and baskets shall be determined, the accuracy of representations and warranties in all material respects (other than, in the case of clause (a) below, the Specified Representations or, at the option of the Administrative Borrower, European “certain funds” representations) shall be determined, any default or event of default blocker shall be tested or the Payment Conditions shall be tested,

(a)                                 in the case of any acquisition or other similar investment (including with respect to any debt to be incurred in connection therewith), either, at the option of the Administrative Borrower,

(i)                                     as of the date the definitive acquisition agreement for such acquisition or other similar investment is entered into,

(ii)                                  at the time that binding commitments to provide any debt to be incurred in connection therewith are provided or at the time such debt is incurred or

(iii)                               at the time of the consummation of the relevant acquisition or other similar investment,

(b)                                 in the case of any restricted payment (including with respect to any debt to be incurred in connection therewith), either, at the option of the Administrative Borrower, (i) at the time of the declaration of such restricted payment, (ii) at the time that binding commitments to provide any debt to be incurred in connection therewith are provided or at the time such debt is incurred or (iii) at the time of the making of such restricted payment and/or

(c)                                  in the case of any irrevocable debt repurchase or repayment (including with respect to any debt to be incurred in connection therewith), either, at the option of the Administrative Borrower, (i) at the time of delivery of notice with respect to such repurchase or repayment, (ii) at the time that binding commitments to provide any debt to be incurred in connection therewith are provided or at the time such debt is incurred or (iii) at the time of the making of such repurchase or repayment, in each case after giving effect to the relevant transaction, any related debt (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis;

provided, that if the Administrative Borrower has made such an election, in connection with the calculation of any ratio or basket on or following the such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires or such irrevocable notice is rescinded, as applicable, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated, provided further, that (i) the meeting of the Payment Conditions shall only be subject to this paragraph to the extent such determination or testing occurs no earlier than sixty (60) days prior to the consummation of the relevant transaction, (ii) to the extent such Limited Condition Transaction is in connection with a dividend, a reserve shall be established in an amount no greater than the amount of such dividend (or such lesser amount as the ABL Administrative Agent shall agree) at the time of such declaration. Notwithstanding the foregoing, (i) the conditions regarding any borrowing under the ABL Facility (except to the extent contemplated in the “Incremental Facilities” section above) or any issuance, amendment or extension of a Letter of Credit shall be tested at the time of such credit extension and shall not be subject to the Limited Condition Provision and (ii) the assets of the target of any Limited Condition Transaction that is an acquisition or other similar investment shall not be included in the Borrowing Base until the date on which such Limited Condition Transaction is consummated. The provisions of this paragraph are referred to herein as the “Limited Condition Provision”.

As used herein, “Limited Condition Transaction” means any acquisition or other similar investment, irrevocable debt repurchase or repayment, or restricted payment (including with respect to any debt contemplated or incurred in connection therewith) by the Administrative Borrower or one or more of its restricted subsidiaries permitted pursuant to the ABL Facility Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

Representations and Warranties:

Limited to the following (to be applicable to the Borrowers and their respective restricted subsidiaries and Holdings (solely as it relates to its organizational status and good standing, power and authority, execution, delivery and enforceability of its guarantee and its pledge of equity interests of the Administrative Borrower)): corporate status; power and authority; with respect to the ABL Facility Documentation, no violation of law, organizational documents or material agreements; no material litigation; margin regulations; material governmental approvals; Investment Company Act; true and complete disclosure in all material respects on the Closing Date; financial condition and financial statements; taxes; employee benefit plans, ERISA and Canadian pension plan matters and UK pension plans; capital structure; intellectual property; environmental laws; properties; solvency (defined in a manner consistent with Annex I attached to Exhibit C); accounts;

OFAC, sanctions laws, Patriot Act, Canadian AML Legislation, FCPA, the Corruption of Foreign Public Officials Act (Canada) and other applicable anti-corruption, anti-money laundering and anti-bribery laws and regulations and other similar laws; compliance with applicable law; insurance; labor matters; no default; and ownership of unit interests by WillScot Equipment II, LLC, subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the ABL Facility Documentation, which shall be substantially consistent with the qualifications and limitations for materiality provided in the ABL Facility Precedent Documentation, after giving effect to the ABL Facility Documentation Principles and which shall be subject to the Certain Funds Provisions. In addition, the ABL Facility Documentation will contain a representation from each ABL Lender that it is not an employee benefit plan under ERISA or an entity that holds plan assets under ERISA. Representations and warranties shall be substantially consistent with the exceptions and qualifications provided in the ABL Facility Precedent Documentation, after giving effect to the ABL Facility Documentation Principles. The representations and warranties set forth in the ABL Facility Documentation will be required to be made in connection with the effectiveness of the ABL Facility on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Specified Acquisition Agreement Representations) to be true and correct in all material respects (or, if any such representations or warranties are qualified by materiality, in all respects) on the Closing Date will not constitute the failure of a condition precedent to funding under the ABL Facility on the Closing Date (it being understood and agreed that the Specified Acquisition Agreement Representations are not made under the ABL Facility Documentation).

Affirmative Covenants:

Limited to the following (to be applicable to the Borrowers and their respective restricted subsidiaries and Holdings (but limited in the case of Holdings to maintenance of existence, maintenance of books and records, inspection rights, payment of taxes, compliance with laws and further assurances)): delivery of annual audited and quarterly unaudited consolidated financial statements (together with a compliance certificate) within 90 days after the end of any fiscal year (with respect to such annual financial statements), 60 days after the end of the first fiscal quarter for which financial statements are required to be delivered after the Closing Date and, thereafter, 45 days after the end of the first three fiscal quarters in any fiscal year (with respect to such unaudited financial statements) and, with such financial statements to be accompanied by management discussion and analysis, and with annual financial statements to be accompanied by an opinion of a nationally recognized independent accounting firm (which opinion shall not contain any scope qualification or any going concern qualification or explanatory paragraph (other than solely with respect to, or resulting solely from an upcoming maturity date or prospective non-compliance with any financial covenants)); delivery of an annual budget (with delivery time periods to be consistent with the delivery requirements for the audited financial statements); delivery of Borrowing Base Certificates and other information and reporting regarding the Borrowing Base (with delivery time period to be consistent with the delivery requirements for Borrowing Base Certificates set forth elsewhere herein); delivery of compliance certificates, notices of defaults and events of default, material litigation and other material events; delivery of other customary information; maintenance of books and records and inspection rights; payment of taxes; maintenance of insurance (including flood insurance on all mortgaged property constituting Collateral that is in a flood zone from providers, on terms and in amounts as required under applicable law or as otherwise required by the ABL Lenders); quarterly lender calls (which, for the avoidance of doubt, (i) may be a joint call among the ABL Lenders, the holders of the senior secured notes of WSI and its subsidiaries under each of those certain Indentures, dated as of November 29, 2017 and August 6, 2018, each among, inter alios, WSI and Deutsche Bank Trust Company Americas as trustee and collateral agent (the “Existing WS Notes”) and (ii) may be satisfied by quarterly investor calls for the Borrowers’ public parent); compliance with laws; ERISA and pension plan matters (including Canadian pension plans); maintenance of properties (subject to casualty, condemnation and normal wear and tear); compliance with OFAC, sanctions laws, Patriot Act, Canadian AML Legislation, FCPA, the Corruption of Foreign Public Officials Act (Canada) and other applicable anti-corruption, anti-money laundering and anti-bribery laws and regulations and other similar laws; transactions with affiliates; fiscal quarters and fiscal years; additional collateral and guarantors; use of proceeds; maintenance of existence and corporate franchises, rights and privileges; further assurances; ownership of WillScot Equipment II, LLC and other covenants relating to ownership of equipment subject to certificate of title laws; center of main interests, subject, where applicable, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the ABL Facility Documentation, which shall be substantially consistent with the exceptions and qualifications provided in the ABL Facility Precedent Documentation, after giving effect to the ABL Facility Documentation Principles.

In addition, the ABL Administrative Agent may conduct one field examination and one equipment appraisal (each at the expense of the Borrowers) during any fiscal year; provided that at any time after the date on which Excess Availability has been less than the greater of (x) 15% of the Line Cap and (y) $360.0 million for 30 consecutive calendar days, one additional field examination and one additional equipment appraisal may each be conducted (each at the expense of the Borrowers) during any fiscal year but only if more than 90 days have elapsed since the last field examination or equipment appraisal, as applicable. Notwithstanding the foregoing, (i) during the continuance of an event of default, the ABL Administrative Agent may, upon its request, conduct additional field examinations and equipment appraisals (each at the expense of the Borrowers) and (ii) in the event that machinery and equipment of the type described in clause (d) of the Borrowing Base definitions set forth above is included in the Borrowing Base, one additional appraisal of machinery and equipment may be conducted (at the expense of the Borrower) during any fiscal year.

Negative Covenants:

Limited to the following (to be applicable to the Borrowers and their respective restricted subsidiaries and, with respect to the passive holding company covenant only, Holdings) (which shall be subject to customary materiality qualifiers, exceptions and limitations to be mutually agreed upon and consistent with the ABL Facility Documentation Principles, and certain monetary baskets (including but not limited to those specifically set forth below and those baskets in, and no less favorable than, the Existing WS Credit Agreement and Existing Company Credit Agreement) will include basket builders based on a corresponding percentage to be mutually agreed of Consolidated EBITDA or consolidated total assets of the Borrowers and their restricted subsidiaries equivalent to no less than the initial monetary amount of such baskets):

a)                                     limitations on the incurrence of debt and the issuance of disqualified stock, which shall permit, among other things,

(i)                                     the ABL Facility (including Incremental ABL Facilities, and any permitted refinancing thereof),

(ii)                                  the Notes in an aggregate principal amount to be agreed (and any permitted refinancing thereof),

(iii)                               non-speculative hedging arrangements and cash management arrangements,

(iv)                              any indebtedness of the Borrowers incurred or issued prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreement, which indebtedness in excess of an amount to be agreed shall be scheduled,

(v)                                 purchase money indebtedness and capital leases up to an amount to be agreed without regard to any capital leases or purchase money indebtedness permitted under preceding clause (iv),

(vi)                              indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions,

(vii)                           a general debt basket up to an amount to be agreed which may be secured to the extent permitted by exceptions to the lien covenant,

(viii)                        a non-guarantor debt basket in an amount to be agreed,

(ix)                              unlimited indebtedness subject to either:

(A)                               pro forma compliance with a Total Net Leverage Ratio (to be defined but to not include a cap on cash netting) that is no greater than 6.00:1.00 (or, if such incurrence is in connection with an acquisition or similar investment, a pro forma Total Leverage Ratio that is no worse than the Total Leverage Ratio prior to such acquisition or similar investment) or

(B)                               an interest coverage ratio of 2.00:1.00 (or, if such incurrence is in connection with an acquisition or similar investment, a pro forma interest coverage ratio that is no worse than the interest coverage ratio prior to such acquisition or similar investment) as of the most recent date for which financial statements have been delivered or are required to be delivered;

provided that

(1)                                 the aggregate amount of indebtedness incurred under this clause (ix) by restricted subsidiaries that do not guarantee the ABL Facility shall not exceed the greater of $400.0 million and 8.0% of consolidated total assets on a pro forma basis,

(2)                                 such indebtedness may be secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the ABL Facility, on a pro forma basis, subject to a Total Net Leverage Ratio of no greater than 6.00:1.00 (or, if such incurrence is in connection with an acquisition or similar investment, a pro forma Total Net Leverage Ratio that is no worse than the Total Net Leverage Ratio prior to such acquisition or similar investment),

(3)                                 such indebtedness, if secured, shall only be secured by assets constituting Collateral,

(4)                                 to the extent such indebtedness is in the aggregate in excess of $200.0 million, it shall not mature or have scheduled amortization (other than customary nominal amortization payments) or mandatory commitment reductions prior to 91 days after the latest maturity of the ABL Facility, and

(5)                                 such indebtedness, if guaranteed, shall only be guaranteed by persons that are ABL Guarantors, and

(x)                                 other customary exceptions to be agreed;

b)                                     limitations on liens, which shall permit, among other things,

(i)                                     liens securing any ABL Incremental Facilities,

(ii)                                  junior liens on the Collateral securing the Existing WS Notes and subject to the Intercreditor Agreement,

(iii)                               junior liens on the Collateral securing the Notes to the extent such Notes are secured and subject to the Intercreditor Agreement,

(iv)                              liens securing debt assumed in connection with a Permitted Acquisition in accordance with the ABL Facility Documentation Principles,

(v)                                 certain liens securing permitted purchase money indebtedness or capital leases,

(vi)                              a general lien basket in the amount of the general debt basket, provided that any such liens on Collateral shall be junior to the liens securing the ABL Facility and subject to the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the Administrative Borrower and the ABL Administrative Agent,

(vii)                           a non-guarantor lien basket equal to the size of the non-guarantor debt basket and limited to assets or property of such non-guarantor subsidiaries, and

(viii)                        an unlimited basket for liens on Collateral that are junior to the liens securing the ABL Facility (and subject to the Intercreditor Agreement) subject to the terms and conditions described in clause (ix) of the debt covenant above;

c) limitations on fundamental changes (which shall permit unlimited Permitted Acquisitions consummated as mergers, amalgamations or consolidations when the Payment Conditions are satisfied);

d) limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions;

e)                                      limitations on investments and acquisitions, which shall permit, among other things,

(i)                                     unlimited investments in the Borrowers and their restricted subsidiaries (with investments in restricted subsidiaries that are not or do not become ABL Guarantors subject to an amount to be agreed but not subject to any cap subject to pro forma compliance with the Payment Conditions),

(ii)                                  a general investment basket in an amount to be agreed,

(iii)                               an unrestricted subsidiary investment basket in an amount to be agreed and

(iv)                              unlimited Permitted Acquisitions (as defined below) and other investments when the Payment Conditions are satisfied;

f)                                       limitations on dividends or distributions on, or redemptions of, the Borrowers’ or their restricted subsidiaries’ (or any of its direct or indirect parent company’s) equity and payments under the transition services agreement to be entered into on the Closing Date, which shall permit, among other things,

(i)                                     customary payments or distributions to pay the consolidated or similar type of income tax liabilities of any parent, to the extent such payments cover taxes that are attributable to the taxable income of the Borrowers or their restricted subsidiaries and are net of payments already made by the Borrowers or such restricted subsidiaries,

(ii)                                  payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent attributable to the ownership of the Borrowers and their subsidiaries and for the payment of franchise, excise or similar taxes, in each case, required to maintain its corporate or other legal existence,

(iii)                               a general basket to be agreed so long as no event of default shall have occurred and be continuing, and

(iv)                              additional dividends, distributions or redemptions, subject only to compliance with the Payment Conditions;

g)                                      limitations on prepayments, purchases or redemptions of unsecured, junior lien indebtedness and indebtedness subordinated in right of payment to the ABL Loans (“Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders, which shall permit, among other things:

(i)                                     refinancing or exchanges of Junior Debt for other Junior Debt maturing no earlier, and not having a shorter weighted average life, than the Junior Debt being so refinanced or exchanged (provided that (x) such refinancing or exchange indebtedness for subordinated indebtedness shall be subordinated indebtedness, (y) such refinancing or exchange indebtedness for unsecured indebtedness shall be unsecured indebtedness, and (z) such refinancing or exchange indebtedness for junior lien indebtedness shall be junior lien indebtedness with a lien priority no higher than the junior indebtedness being refinanced (in each case, unless such indebtedness with a different priority or rank is otherwise permitted to be incurred hereunder)),

(ii)                                  conversion of Junior Debt to common or “qualified” preferred equity,

(iii)                               prepayments using the general restricted payments basket so long as no event of default shall have occurred and be continuing,

(iv)                              prepayments of unsecured indebtedness incurred pursuant to certain exceptions in the debt covenant, consistent with the ABL Facility Documentation Principles, and

(v)                                 unlimited prepayments, purchases or redemptions of Junior Debt when the Payment Conditions are satisfied;

h) limitations on negative pledge clauses and restrictions on subsidiary distributions;

i) limitations on changes in conduct of business;

j) limitations on amendments of organizational documents;

k) limitations on changes to fiscal year;

l) limitations on unit subsidiaries and amendments to master lease agreements, in each case, consistent with the Documentation Principles; and

m) limitations on certain hedge agreements other than in the ordinary course of business and not for speculative purposes

In addition, Holdings will be subject to a customary covenant relating to its passive holding company status.

“Payment Conditions” shall mean, as of any date of determination:

(i)                                     no Specified Default exists or would arise after giving effect to the relevant transactions, and

(ii)                                  either:

(a)                                 on such date and each of the thirty consecutive days prior thereto, the Borrowers having Specified Excess Availability in excess of the greater of (1) 15% of the Line Cap and (2) $360.0 million on a pro forma basis immediately after giving effect to the relevant transaction, or

(b)                                 (I)                                   on such date and each of the thirty consecutive days prior thereto, the Borrowers having Specified Excess Availability in excess of the greater of (1) 10% of the Line Cap and (2) $240.0 million on a pro forma basis immediately after giving effect to the relevant transaction and

(II)                              the Borrowers being in pro forma compliance with the ABL Financial Covenant (as defined below) for the four fiscal quarters most recently preceding such transaction for which financial statements have been delivered.

“Permitted Acquisition” means any acquisition by any Borrower or any restricted subsidiary of persons that become restricted subsidiaries (but are not required to become ABL Guarantors) or of assets (including assets constituting a business unit, line of business or division) or capital stock subject to the following terms and conditions:

(a)                                 before and after giving effect thereto, no event of default has occurred and is continuing (or, in the case of a Limited Condition Transaction, at the Borrowers’ option, at the time of execution of a definitive acquisition agreement),

(b)                                 after giving effect thereto, the Borrowers are in compliance with the permitted lines of business covenant,

(c)                                  acquisitions of persons that become restricted subsidiaries and do not become Borrowers or ABL Guarantors shall be subject to a limitation in an amount to be agreed but subject to no cap subject to pro forma compliance with the Payment Conditions and

(d)                                 solely to the extent required by, and subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become ABL Guarantors and pledge their Collateral to the ABL Administrative Agent.

ABL Financial Covenant:

If Specified Excess Availability shall be less than the greater of (x) 10% of the Line Cap and (y) $240.0 million (such amount, the “ABL Covenant Trigger”) and until Specified Excess Availability is greater than or equal to the ABL Covenant Trigger for twenty consecutive calendar days (such period, a “Compliance Period”), the Borrowers shall comply on a quarterly basis with a minimum ratio (the “Fixed Charge Coverage Ratio”) of

(x)                                 Consolidated EBITDA minus cash taxes actually paid in such period minus cash capital expenditures (other than to the extent financed with (i) indebtedness (other than the ABL Facility), (ii) proceeds from non-ordinary course asset sales, (iii) proceeds from equity issuances or (iv) other proceeds that would not be included in Consolidated EBITDA) actually made or incurred in such period to

(y)                                 consolidated interest expense plus scheduled principal amortization of indebtedness for borrowed money (excluding intercompany debt) plus cash dividends (other than those paid to a Loan Party) of at least 1.00:1.00.

The financial test described in the foregoing sentence is referred to herein as the “ABL Financial Covenant”.

For purposes of determining compliance with the ABL Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the ABL Administrative Agent) made to Holdings (which amount shall be contributed in cash as common equity to the Administrative Borrower) within 15 business days following the ABL Covenant Trigger will, at the request of the Administrative Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such ABL Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); subject solely to the following conditions:

(a)                                 there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made,

(b)                                 the amount of any Specified Equity Contribution shall be no more than the amount expected to be required to cause the Borrowers to be in pro forma compliance with the ABL Financial Covenant specified above,

(c)                                  no more than five Specified Equity Contributions shall be made during the term of the ABL Facility,

(d)                                 all Specified Equity Contributions shall be disregarded for all purposes under the ABL Facility Documentation other than for purposes of determining compliance with the ABL Financial Covenant, and

(e)                                  there shall be no pro forma or other reduction in indebtedness with the proceeds of any Specified Equity Contribution solely for determining compliance with the ABL Financial Covenant; provided that such Specified Equity Contribution shall reduce debt in future periods (but not the fiscal quarter in respect of which it is made) to the extent used to prepay indebtedness.

The ABL Facility Documentation will contain a customary standstill provision with respect to the declaration of an event of default and/or exercise of remedies during the period in which a Specified Equity Contribution could be made but the Borrowers shall not be permitted to borrow or amend or request the issuance of Letters of Credit during such period until a Specified Equity Contribution is made.

“Consolidated EBITDA” shall be defined as is consistent with the ABL Facility Documentation Principles, provided that the add-back for pro forma cost savings, operating expense reductions and charges and other synergies shall applicable to those actions that are taken or reasonably expected to be taken within 24 months and shall be subject to a 20% cap (such cap to be calculated before giving effect to such add-back).

Unrestricted Subsidiaries:

The ABL Facility Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees of obligations of and other investments in unrestricted subsidiaries, the Borrowers will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than a Borrower) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary subject solely to the following terms and conditions:

(a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” (plus the aggregate outstanding principal amount of any debt owed by such subsidiary to any Loan Party or other restricted subsidiary) shall be treated as an investment by the Borrowers at such time,

(b)                                 pro forma compliance with the Payment Conditions,

(c)                                  indebtedness of such subsidiary or liens on the assets of such subsidiary, in each case, outstanding at the time it is designated as a “restricted subsidiary” shall be deemed to be an incurrence at the time of such designation of indebtedness or liens, and

(d)                                 subject to the Limited Condition Provision, no Specified Event of Default has occurred and is continuing or would exist after giving effect thereto;

provided that such subsidiary is also designated as an unrestricted subsidiary under the Notes and any other indebtedness in excess of a threshold amount to be agreed that has an “unrestricted subsidiary” construct. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the ABL Facility Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated Net Income, Consolidated EBITDA or compliance with the covenants contained in the ABL Facility Documentation.

Events of Default:

Limited to the following (to be applicable to the Borrowers, the ABL Guarantors and their respective restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a five business day grace period; violation of covenants (subject, in the case of affirmative covenants to a thirty day grace period (other than (a) failure to deliver notices of default, (b) failure to deliver Borrowing Base certificates which shall be subject to a five business day grace period (except during weekly reporting periods), (c) failure to maintain Holdings’ or the Borrowers’ existence), (d) cash management covenant and (e) failure to deliver other information and provide notices consistent with the ABL Facility Documentation Principles, which, in the case of clause (e), shall be subject to a fifteen day grace period); incorrectness of representations and warranties in any material respect (unless qualified by materiality, in which case in any respect); cross default and cross acceleration to indebtedness in excess of an amount to be agreed; bankruptcy or other similar insolvency events of Holdings, any Borrower or any material restricted subsidiary (with a sixty day grace period for involuntary events (or with respect to any UK Borrower or material restricted subsidiary, the grace periods provided in the Existing Company Credit Agreement)); monetary judgments in excess of an amount to be agreed; ERISA or similar events (including with respect to Canadian pensions); actual or asserted invalidity of the Intercreditor Agreement or any subordination agreement, guarantees or security agreements in respect of the Collateral or other ABL Facility Documentation; and change of control.

Voting:

Amendments and waivers of the ABL Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the ABL Loans, participations in Letters of Credit and Swingline Loans and unfunded ABL Commitments (the “Required ABL Lenders”), and, in addition,

(i)                                     the consent of each Lender directly and adversely affected thereby shall be required with respect to:

(A)                               increases in the commitment of (other than with respect to any Incremental ABL Facility to which such Lender has agreed) such Lender (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment),

(B)                               reductions or forgiveness of principal (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction or forgiveness in principal), interest (other than the waiver of default interest) or fees and

(C)                               extensions of scheduled amortization payments or final maturity (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any maturity date) or the date for the payment of interest or fees,

(ii)                                  the consent of 100% of the applicable Lenders will be required with respect to

(A)                               modifications to any of the voting percentages and

(B)                               releases of all or substantially all of the value of the ABL Guarantors or releases of all or substantially all of the Collateral,

(iii)                               customary protections for the ABL Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided,

(iv)                              the consent of 100% of the ABL Lenders shall be required for changes to the sharing provisions and payment waterfall provisions related to the ABL Facility, to subordinate the ABL Administrative Agent’s lien on any Collateral (other than as otherwise permitted) and

(v)                                 the consent of a supermajority (66.7%) of the ABL Commitments (or, if the ABL Commitments have been terminated, outstanding ABL Loans and participations in Letters of Credit and Swingline Loans) shall be required for any changes to the Borrowing Base definitions or the component definitions thereof which result in increased borrowing availability or which increase advance rates (provided that the foregoing shall not impair the ability of the ABL Administrative Agent to add, remove, reduce or increase reserves against the Borrowing Base assets in its Reasonable Credit Judgment).

The ABL Facility Documentation shall contain customary provisions for replacing the commitments of Defaulting ABL Lenders, non-extending ABL Lenders, ABL Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting ABL Lenders in connection with amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly affected thereby so long as ABL Lenders holding more than 50% of the aggregate amount of the loans, participations in Letters of Credit and Swingline Loans and commitments under the ABL Facility shall have consented thereto. Any commitment increase, maturity extension or renewal of the ABL Facility shall be, to the extent any U.S. real property constitutes Collateral, subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to all ABL Lenders.

Cost and Yield Protection:	The ABL Facility Documentation will include customary cost and yield protection provisions consistent with the ABL Facility Documentation Principles.

Defaulting Lenders:	The defaulting lender provisions to be set forth in the ABL Facility Documentation will be consistent with the ABL Facility Documentation Principles.

Assignments and Participations:

The Lenders will be permitted to assign (other than to natural persons or to any ABL Disqualified Lender (with the list of ABL Disqualified Lenders being made available to all Lenders and each assignee being required to represent that it is not an ABL Disqualified Lender or an affiliate of an ABL Disqualified Lender)) loans and/or commitments under the ABL Facility with the consent of the Administrative Borrower, the ABL Administrative Agent, the Swingline Lender and each Issuing Lender (in each case not to be unreasonably conditioned, withheld or delayed); provided that no consent of the Administrative Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default with respect to a Borrower or a material restricted subsidiary, or, in any event, for assignments to ABL Lenders, affiliates thereof or approved funds, it being understood and agreed that the consent of the Administrative Borrower shall be deemed to have been given if no objection is made within ten business days after its receipt of written notice of the proposed assignment. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of $5.0 million (or an integral multiple of $1.0 million in excess thereof) (or lesser amounts, if agreed between the Borrowers and the ABL Administrative Agent) or, if less, all of such Lender’s remaining loans or commitments of the applicable class.

The ABL Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the ABL Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of ABL Loans, or disclosure of confidential information, to any Disqualified Lender.

The Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

EU Bail-In Provisions:	The ABL Facility Documentation will include customary EU Bail-In Provisions.

Expenses and Indemnification:	The ABL Facility Documentation will include customary expense reimbursement and indemnification provisions consistent with the ABL Facility Documentation Principles.

Governing Law and Forum:	New York (other than collateral documents governed by applicable local law).

Counsel to the ABL Administrative Agent:	Latham & Watkins LLP and Norton Rose Fulbright Canada LLP

EXHIBIT C

Project CrossFit
Summary of Conditions(2)

The initial borrowings under the ABL Facility shall, subject in all respects to the Certain Funds Provisions, be subject to the following conditions:

1.                                      (a)           the Acquisition has been consummated or will be consummated substantially concurrently with the initial borrowings under the ABL Facility in accordance in all material respects with the terms of the Acquisition Agreement and

(b)           since the date of the Original Commitment Letter, the Acquisition Agreement has not been amended, waived or modified (whether pursuant to your consent or otherwise) in any respect by you in a manner that is materially adverse to the Commitment Parties, in their respective capacity as such, without the consent of the ABL Lead Arrangers (such consent not to be unreasonably conditioned, withheld, or delayed); provided that in each case the ABL Lead Arrangers shall be deemed to have consented to such amendment, waiver or modification unless they shall object in writing thereto within three business days of receipt of written notice of such amendment, waiver or modification (or such later time as the Administrative Borrower may agree in its sole discretion); provided, further, that (i) a reduction in the purchase price under the Acquisition Agreement will be deemed not to be materially adverse to the Commitment Parties and (ii) any change to the definition of “Company Material Adverse Effect” or the “Xerox” provisions contained in the Acquisition Agreement as in effect on the Original Execution Date will be deemed to be materially adverse to the Commitment Parties.

2.                                      The Debt Repayment has been or will be consummated substantially concurrently with the initial borrowing under the ABL Facility on the Closing Date.

3.                                      Since the date of the Acquisition Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the Original Execution Date).

4.                                      Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the ABL Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the ABL Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition).

5.                                      The ABL Administrative Agent and the ABL Lead Arrangers shall have received at least three business days before the Closing Date all documentation and other information about the Borrowers and the Guarantors that shall have been reasonably requested by the ABL Administrative Agent or the ABL Lead Arrangers in writing at least ten business days prior to the Closing Date and that the ABL Administrative Agent and the ABL Lead Arrangers reasonably determine is required by

(2)           Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Amended and Restated Commitment Letter to which this Exhibit C is attached (the “Amended and Restated Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation and the Canadian AML Legislation.

6.                                      The execution and delivery by the Borrowers and the other Guarantors of the ABL Facility Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Amended and Restated Commitment Letter (including all Exhibits thereto, and as modified to reflect any exercise of the “Market Flex” under the Amended and Restated Fee Letter) and subject in all respects to the Certain Funds Provisions and ABL Facility Documentation Principles set forth in the Amended and Restated Commitment Letter.

7.                                      The execution and delivery of customary legal opinions, customary evidence of authorization with respect to each Borrower and each Guarantor, customary officer’s certificates (including relevant attachments) with respect to each Borrower and each Guarantor (provided that such certificates shall not include any representation or statement as to the absence (or existence) of any default or event of default or the accuracy of representations and warranties) (other than the Specified Representations), good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrowers and each Guarantor and a solvency certificate of the Administrative Borrower’s chief financial officer, or other officer of equivalent duties and responsibilities, (certifying that, after giving effect to the Transactions, the Borrowers and their subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit C. The ABL Lead Arrangers shall have received a Borrowing Base Certificate based either on the Existing Appraisals and Field Exams or, if delivered to the ABL Administrative Agent prior to the Closing Date, the New Appraisals and Field Exams (and which may, notwithstanding the foregoing, at the option of the Administrative Borrower, give effect to the Closing Borrowing Base and/or the Minimum Borrowing Base Amount).

8.                                      The ABL Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of WS as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of WS’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

9.                                      The ABL Lead Arrangers shall have received:

(a)                                 audited consolidated balance sheets of WS and its consolidated subsidiaries as at the end of, and related statements of income and cash flows for, the three prior fiscal years ended at least 90 days before the Closing Date;

(b)                                 the audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of operations and cash flows for, the three prior fiscal years ended at least 90 days before the Closing Date;

(c)                                  the unaudited condensed consolidated balance sheets of WS and its consolidated subsidiaries as at the end of, and the related condensed consolidated statements of operations and cash flows for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of WS and its consolidated subsidiaries ended after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof and at least 45 days before the Closing Date;

(d)                                 the unaudited condensed consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and the related condensed consolidated statements of operations and cash flows for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company and its consolidated subsidiaries ended after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (b) hereof and at least 45 days before the Closing Date.

The ABL Lead Arrangers acknowledge and agree that they have already received the financial statements described in clause (a) with respect to the fiscal years ended on December 31, 2017 and December 31, 2018 and in clause (b) with respect to the fiscal years ended on December 31, 2017, December 31, 2018 and December 31, 2019.

10.                               All fees required to be paid on the Closing Date pursuant to the Amended and Restated Fee Letter in connection with the ABL Facility and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Amended and Restated Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise agreed to by the Borrowers), shall, substantially concurrently with the initial borrowing under the ABL Facility, have been paid (which amounts may, at your option, be offset against the proceeds of the ABL Facility).

11.                               Solely to the extent required by the Certain Funds Provision, the accuracy of the Specified Acquisition Agreement Representations in all material respects (or if qualified by materiality, in all respects) and the Specified Representations in all material respects (or if qualified by materiality, in all respects).

12.               The Closing Date shall not occur prior to the 45th day after the Original Execution Date.

CONFIDENTIAL	ANNEX I to EXHIBIT C

Form of Solvency Certificate

Date:

Reference is made to Credit Agreement, dated as of [•] (the “Credit Agreement”), among [•] (the “Borrowers”), the lending institutions from time to time parties thereto (the “Lenders”), and [•], as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [•] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Administrative Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.                                      The sum of the liabilities (including contingent liabilities) of the Borrowers and their subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrowers and their subsidiaries, on a consolidated basis.

2.                                      The fair value of the property of the Borrowers and their subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrowers and their subsidiaries, on a consolidated basis.

3.                                      The capital of the Borrowers and their subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.                                      The Borrowers and their subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

C-I-1

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[ADMINISTRATIVE BORROWER]

By:
Name:
Title:

C-I-2